Exhibit 10.1

SECURITIES PURCHASE AGREEMENT
by and among
ESSENT US HOLDINGS, INC.,
INCENTER LLC
and, solely for the purposes set forth in Sections 2.1, 2.2, 2.3, 4.12, 7.8 and Article 8 of this Agreement,
FINANCE OF AMERICA EQUITY CAPITAL LLC
dated as of February 1, 2023

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.
THIS DOCUMENT WILL BE KEPT STRICTLY CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF WITH RESPECT TO THE SUBJECT MATTER HEREOF.

Table of Contents
i

ii

EXHIBITS
Exhibit A – Definitions
Exhibit B – Restructuring Transactions
Exhibit C – Form of Transition Services Agreement
Exhibit D – Estimated Closing Date Calculation
Exhibit E – Binder Agreement
Exhibit F – Purchase Price Allocation Schedule

iii

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of February 1, 2023 by and among Essent US Holdings, Inc. (the “Buyer”), Incenter LLC, a Delaware limited liability company and the sole equityholder of the Companies (as defined below) (the “Seller”), and, solely for purposes of Sections 2.1, 2.2, 2.3, 4.12, 7.8 and Article 8, Finance of America Equity Capital LLC, a Delaware limited liability company (the “Seller Parent”). The Buyer and the Seller are sometimes individually referred to herein as a “Party” and collectively referred to herein as the “Parties.” To the extent that capitalized terms are not defined in the text hereof, such terms shall have the meanings set forth in Exhibit A hereto.
WHEREAS, the Seller owns one hundred percent (100%) of (i) the issued and outstanding shares (the “Shares”) of capital stock of Agents National Title Holding Company, a Missouri corporation (“ANTHC”) and (ii) the issued and outstanding membership interests (the “Units” and together with the Shares, the “Equity Interests”) of Boston National Holdings LLC, a Delaware limited liability Company (“BNT” and together with ANTHC, each a “Company” and together the, “Companies”);
WHEREAS, the Companies, directly and through their Subsidiaries (together the “Acquired Companies”) conduct the Business;
WHEREAS, prior to the Closing, the Seller shall effect the restructuring transactions (the “Restructuring”) set forth on Exhibit B hereto;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell the Business to the Buyer, and the Buyer desires to purchase the Business from the Seller;
WHEREAS, in connection with the sale of the Business, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Equity Interests, subject to the terms and conditions of this Agreement; and
WHEREAS, the Parties wish to enter into a transition services agreement at the Closing, in the form which will be attached hereto as Exhibit C after the date hereof in accordance with Section 4.16 of this Agreement (the “Transition Services Agreement”).
NOW THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties and covenants contained herein, the Parties, intending to be legally bound, agree as follows:
Article 1

THE TRANSACTIONS
1.1Restructuring. Promptly following the date hereof and effective as of immediately prior to Closing, the Seller shall take all actions to implement the Restructuring in accordance with Exhibit B.
1.2Purchase and Sale. After the consummation of the Restructuring and on and subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall purchase the Equity Interests from the Seller.

1.3Estimated Closing Date Statement. Not less than five (5) Business Days prior to the Closing Date, the Seller shall cause the Acquired Companies to deliver to the Buyer a written statement (the “Estimated Closing Date Statement”) setting forth:
(a)the Seller’s good faith estimate of:
(i)the Closing Date Adjusted Tangible Net Worth (the “Estimated Closing Date Adjusted Tangible Net Worth”), which shall be determined in accordance with GAAP; and
(ii)the Closing Date Adjusted SAP Surplus (the “Estimated Closing Date Adjusted SAP Surplus”), which shall be determined in accordance with SAP.
in each case of clauses (i) and (ii), calculated as of 11:59 pm (New York City time) on the day immediately preceding the Closing Date (the “Calculation Time”) and calculated in accordance with Exhibit D attached hereto; and
(b)the Seller’s good faith calculation of the resulting calculation of the Closing Consideration based on the foregoing.
1.4Purchase Price.
(a)The aggregate purchase price for all of the Equity Interests shall equal $100,000,000 (“Base Purchase Price”), as adjusted pursuant to Sections 1.4(b) and 1.7 (the “Purchase Price”).
(b)The “Closing Consideration” shall equal the Base Purchase Price minus (1) the amount, if any, by which the Reference Adjusted Tangible Net Worth exceeds the Estimated Closing Date Adjusted Tangible Net Worth, plus (2) the amount, if any, by which the Estimated Closing Date Adjusted Tangible Net Worth exceeds the Reference Adjusted Tangible Net Worth minus (3) the amount, if any, by which the Reference Adjusted SAP Surplus exceeds the Estimated Closing Date Adjusted SAP Surplus plus (4) the amount, if any, by which the Estimated Closing Date Adjusted SAP Surplus exceeds the Reference Adjusted SAP Surplus.
(c)At the Closing, the Buyer shall deliver to the applicable parties by federal funds wire transfer of immediately available funds:
(i)to an account designated in writing by the Seller to the Buyer, an amount equal to the Closing Consideration, less the Indemnity Escrow Amount;
(ii)an amount equal to the Indemnity Escrow Amount shall be deposited by the Buyer into an escrow account (the “Indemnity Escrow Account”) established pursuant to the terms and conditions of the Escrow Agreement, such Indemnity Escrow Amount to be available to satisfy claims by the Buyer Indemnified Parties for indemnification pursuant to Article 7.
1.5The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m., New York City time, (i) on the first Business Day of the month following the month during which all the conditions precedent to the Closing set forth in Article 5 have been satisfied or waived (as applicable) (other than those conditions precedent that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date and time as may be mutually agreed by the Parties (the

“Condition Satisfaction”) or (ii) if the Condition Satisfaction occurs less than five (5) Business Days prior to the last Business Day of a month, then the Closing shall take place on the first Business Day of the month immediately following the month after which the Condition Satisfaction occurs, or in each case, at such other time, date and place as the Buyer and the Seller may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”). The Closing shall take place without the requirement of any Party being physically present at the Closing. Instead, each Party will participate in the Closing by delivery of its required documents electronically by exchange of facsimiles or PDF copies of executed documents under appropriate closing instructions, oral or written, or through its respective counsel or other agents. If the Closing occurs, all transactions contemplated herein to occur on or as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m., New York City time, on the Closing Date.
1.6Closing Deliveries.
(a)Seller’s Closing Deliveries. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:
(i)a certificate executed by an officer of the Seller stating that the conditions set forth in Section 5.1(a) and Section 5.1(b) have been duly satisfied;
(ii)the Escrow Agreement, duly executed by Escrow Agent and the Seller;
(iii)a document, in a form reasonably acceptable to the Buyer, evidencing the transfer of the Equity Interests, free and clear of all Liens;
(iv)a certification of non-foreign status, duly executed by the Seller, in the form prescribed by Treasury Regulations Section 1.1445-2(b);
(v)all actions, approvals, consents and waivers or amendments to contracts set forth on Schedule 1.6(v), will have been entered into, taken or obtained, as applicable, in each case in a form and substance reasonably acceptable to the Buyer;
(vi)the written resignations of each of the directors, managers and officers of the Acquired Companies, effective as of the Closing, except as requested by the Buyer in writing delivered to the Acquired Companies not less than three (3) Business Days prior to the Closing Date;
(vii)evidence reasonably satisfactory to the Buyer that all contracts between any Acquired Company, on the one hand, and any Related Person, on the other hand (other than ordinary course agreements relating to employee compensation and benefits, equity grants and indemnification obligations that have been made available to the Buyer), have been terminated and that any intercompany accounts and other balances have been fully settled or paid off;
(viii)payoff letters, in form and substance reasonably satisfactory to the Buyer, in respect of any Debt required to be repaid as of the Closing Date (collectively, the “Payoff Letters”), which shall release, to the extent related to such Debt, all Liens on or affecting the Equity Interests and all Liens on the assets of any Acquired Company and include satisfactory evidence of such release or commitments, or authorizations, to release such Liens in connection with the Closing (including Uniform Commercial Code termination statements or commitments or authority to file such Uniform Commercial Code termination statements in connection with the Closing), including, without limitation, evidence reasonably satisfactory to Buyer that the guarantee of each Acquired Company that is a guarantor of the Senior Notes has been released and discharged and terminated in accordance with the terms of the Seller Parent Indenture;
(ix)each Transaction Document (other than this Agreement), including, without limitation, the TSA, duly executed by all parties thereto other than the Buyer or any Affiliate thereof.
(b)Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller:
(i)the Closing Consideration minus the Indemnity Escrow Amount;
(ii)a certificate executed by the Buyer stating that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been duly satisfied;
(iii)the Escrow Agreement, duly executed by the Buyer; and
(iv)each Transaction Document (other than this Agreement), including, without limitation, the TSA, duly executed by all parties thereto other than the Seller or any Affiliate thereof.
1.7Post-Closing Adjustment.
(a)Within one hundred twenty (120) days after the Closing Date, the Buyer shall deliver to the Seller a statement (the “Closing Statement”) setting forth its good faith calculations, with reasonable supporting detail with respect to the Buyer’s calculations thereof and, of (i) the Closing Date Adjusted Tangible Net Worth, (ii) the Closing Date Adjusted SAP Surplus, and (iii) a calculation of the resulting Adjusted Closing Consideration based on such amounts, calculated in accordance with Exhibit D. “Adjusted Closing Consideration” means the Closing Consideration, minus (1) the amount, if any, by which Estimated Closing Date Adjusted Tangible Net Worth exceeds Closing Date Adjusted Tangible Net Worth, plus (2) the amount, if any, by which Closing Date Adjusted Tangible Net Worth exceeds Estimated Closing Date Adjusted Tangible Net Worth, minus (3) the amount, if any, by which Estimated Closing Date Adjusted SAP Surplus exceeds Closing Date Adjusted SAP Surplus, plus (4) the amount, if any, by which Closing Date Adjusted SAP Surplus exceeds Estimated Closing Date Adjusted SAP Surplus. The amount by which the Adjusted Closing Consideration as finally determined pursuant to this Section 1.7 exceeds or is less than the Closing Consideration in absolute value shall be referred to as the “Post-Closing Adjustment Amount”.
(b)If the Seller disagrees with the computation of the Adjusted Closing Consideration reflected on the Closing Statement, the Seller shall, within forty-five (45) days after receipt of the Closing Statement, deliver a written notice (an “Objection Notice”) to the Buyer setting forth (a) which items in the computation of the Adjusted Closing Consideration that the Seller disputes, (b) the basis for such objections, if available, and (c) the proposed dollar amount for each item in dispute. If the Seller does not deliver the Objection Notice to the Buyer within thirty (30) days after receipt by the Seller of the Closing Statement, the Adjusted Closing Consideration specified in the Closing Statement will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.

(c)The Seller and the Buyer will use their respective commercially reasonable efforts to resolve any disagreements as to the computation of the Adjusted Closing Consideration in good faith, but if they do not obtain a final resolution within thirty (30) days following delivery of an Objection Notice, then all amounts remaining in dispute shall be submitted to a nationally recognized independent public accounting firm (the “Independent Accountant”) mutually selected by the Buyer and the Seller. The Buyer and the Seller will direct the Independent Experts to render a determination within forty-five (45) days of its retention and the Buyer and the Seller will cooperate with the Independent Experts during their engagement. The Independent Experts will consider only those items and amounts on the Closing Statement set forth in the Objection Notice which the Buyer and the Seller are unable to resolve; provided that each of the Buyer and the Seller shall be entitled to make a presentation to the Independent Experts regarding the items and amounts that they are unable to resolve. In making its determination, the Independent Experts shall (i) be bound by the terms of this Agreement, (ii) be allowed to request, and the Buyer shall use commercially reasonable efforts to deliver, any additional information from the Buyer that Independent Experts reasonably believe is beneficial towards the correct and complete calculation of the Adjusted Closing Consideration and (iii) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either the Seller or the Buyer or that is less than the lowest value for such amount claimed by either the Buyer or the Seller. Absent fraud or manifest error, the determination of the Independent Experts will be conclusive and binding upon the Buyer and the Seller. The Buyer and the Seller shall pay the fees and costs of the Independent Experts in inverse proportion to the aggregate amount in dispute for which each of them is successful.
(d)For purposes of complying with the terms set forth in this Section 1.7 and in furtherance of Seller’s review of the Closing Statement pursuant to Section 1.7(b), the Buyer shall cooperate with and make available to the Seller all information, records, data, working papers (including those working papers of its accountants), supporting schedules, calculations and other documentation, in each case, to the extent such materials are in the Buyer’s or the Acquired Companies’ possession, that are reasonably necessary for Seller’s review of the items set forth in the Closing Statement.
(e)Promptly upon the Closing Statement becoming binding on the Parties, and in any event within five (5) Business Days thereafter, (i) if the Adjusted Closing Consideration exceeds the Closing Consideration, the Buyer shall pay to the Seller, and (ii) if the Closing Consideration exceeds the Adjusted Closing Consideration, the Seller shall pay to the Buyer, an amount equal to the Post-Closing Adjustment Amount in cash by wire transfer of immediately available funds to an account or accounts to be specified by the applicable Party.
Article 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller and, where expressly referred to in Sections 2.1, 2.2 and 2.3 and only to the extent such representations relate specifically to Seller Parent, Seller Parent, hereby represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, except to the extent such representations and warranties expressly relate a specific date or time (in which case, as of such date or time), that, in each case except as set forth on the Disclosure Schedule:
1.1Organization. The Seller is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Seller Parent is a limited liability company, duly formed, validly existing and in good standing in the State of Delaware. Section 2.1 of the

Disclosure Schedule lists, for each Acquired Company, its legal name, its type of legal entity and its jurisdiction of organization. Each Acquired Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the necessary corporate or limited liability company power and authority, as applicable, to own, operate and lease its Assets and to carry on its business as it is currently conducted. Each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the Assets owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
1.2Power and Authorization. Each of the Seller and Seller Parent has all requisite power and authority necessary for the execution, delivery performance by it of this Agreement and each Transaction Document to which it is, or will be at the Closing, a party. Each of the Seller and Seller Parent has duly authorized by all necessary corporate or similar action the execution, delivery and performance of this Agreement and each such Transaction Document. This Agreement and each Transaction Document to which the Seller or Seller Parent, as applicable, is, or will be at the Closing, a party (a) have been (or, in the case of Transaction Documents to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by the Seller and (b) is (or, in the case of Transaction Documents to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of the Seller or Seller Parent, as applicable, enforceable against the Seller in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting generally the enforcement of creditors’ rights and remedies and by general principles of equity.
1.3No Conflicts; Consents.
(a)Except as set forth on Section 2.3(a) of the Disclosure Schedule, the execution, delivery and performance by the Seller and Seller Parent of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of any provision of the certificate of incorporation, bylaws or equivalent organizational documents of the Seller, Seller Parent or any Acquired Company, (ii) result in the imposition or creation of any Lien upon or with respect to any of the Assets owned or used by any Acquired Company, (iii) result in a violation or breach of any Order or Law to which the Seller, Seller Parent or any Acquired Company is subject, (iv) result in a violation of any Order or Law to which the Seller, Seller Parent or any Acquired company is subject, or (v) require the consent of or notice to any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except (A) in the cases of clauses (ii), (iii) and (v), where the imposition, creation, violation, breach, conflict, default, acceleration or failure to obtain consent or give notice would not have, individually or in the aggregate, a Material Adverse Effect and (B) in the case of clause (iv), where the violation would not, individually or in the aggregate, materially impair, impede or delay the Seller’s or Seller Parent’s, right or ability to consummate the transactions contemplated hereby.
(b)No consent, approval, Permit, Order, declaration or filing by Seller or an Acquired Company with, or notice to, any Governmental Entity is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i)  the approvals, filings and notifications set forth on Section 2.3(b) of the Disclosure Schedule, (ii) where the failure to obtain such consents, approvals, Permits, Orders or declarations or make such filings and notices would not have a Material Adverse Effect or (iii) such consents, approvals, Permits,

Orders, declarations, filings and notices as may be necessary as a result of any facts or circumstances relating solely to the Buyer or any of its Affiliates.
1.4Corporate Records. Correct and complete copies of the current the certificate of formation, operating agreement or equivalent organizational documents of each of the Acquired Companies (in each case as amended through the date hereof) have been made available to the Buyer.
1.5Capitalization.
(a)Section 2.5(a) of the Disclosure Schedule sets forth the authorized equity securities and the number of shares or units of equity securities, or the percentage of ownership, of each of the Acquired Companies (the “Equity Securities”) that are issued and outstanding and the holders of such Equity Securities. There are no equity securities issued by the Acquired Companies other than as set forth on Section 2.5(a) of the Disclosure Schedule. Except for Permitted Liens, all of the Equity Securities of the Acquired Companies owned by the Seller or one of the Acquired Companies are owned free and clear of any and all Liens. All of the Equity Securities have been duly and validly issued and are fully paid and nonassessable.
(b)None of the Equity Securities were issued in violation of, or is currently subject to, any preemptive right, right of first refusal or other similar right. All of the Equity Securities were offered and sold in compliance with all applicable Laws (including all applicable United States federal and state securities laws and regulations). Except for rights created pursuant to this Agreement, there are no options, warrants or other rights to subscribe for or purchase any equity interests of any of the Acquired Companies or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any equity interests of any of the Acquired Companies, nor are any of the Acquired Companies committed to issue any such option, warrant or other right. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to the equity interests of any of the Acquired Companies. There are no (i) outstanding obligations of any Acquired Company (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Securities or any warrants, options or other rights to acquire any of its Equity Securities or (ii) voting trusts, stockholder agreements, proxies or other agreements to which any Acquired Company is a party with respect to the voting or transfer of any of its Equity Securities.
(c)Except as set forth on Section 2.5(c) of the Disclosure Schedule, after completing the Restructuring, none of the Acquired Companies will own, directly or indirectly, beneficially or of record, any shares of capital stock or other equity security of any other entity or any other similar investment in any other entity (other than another Acquired Company).
1.6Ownership of Equity Interests. The Seller holds of record and owns beneficially the Equity Interests free and clear of any Liens. At the Closing, upon the Buyer’s payment of the Closing Consideration, the Buyer will acquire full legal and beneficial ownership of such Equity Interests, free and clear of any and all Liens (other than Liens created by the Buyer and transfer restrictions arising under applicable state and federal securities Laws).
1.7Compliance; Permits.

(a)Except as set forth on Section 2.7(a) of the Disclosure Schedule, each of the Acquired Companies is, and since January 1, 2019, has been, in material compliance with all applicable Laws.
(b)Each of the Acquired Companies possesses, and at all times since January 1, 2019, has possessed, all material governmental franchises, permits, licenses, registrations, authorizations and approvals (other than such permits, licenses and registrations held in the name of individual Persons, collectively, “Permits”) required for the lawful conduct of its business. Section 2.7(b) of the Disclosure Schedule sets forth a complete and correct list of all Permits that are material to the operation of each of the Acquired Companies’ business, including any and all certificates of authority to transact insurance. Each such Acquired Company is in compliance in all material respects with all of the terms and requirements of each Permit. None of the Acquired Companies has, at any time since January 1, 2019, received any written notice or, to the Knowledge of the Seller, any other communication from any Governmental Entity regarding any actual, alleged, proposed, threatened or potential revocation, withdrawal, suspension, cancellation, limitation, amendment, restriction, impairment, non-renewal or termination of, or modification (other than any expansion of authority) to, any Permit, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Entity or that is no longer being pursued by such Governmental Entity following a response by such Acquired Company. To the Knowledge of the Seller, no condition exists and no event has occurred, which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation in any material respect of any such Permit, other than by expiration of the terms set forth therein. All applications required to have been filed for the renewal of each Permit or other filings required to be made with respect to each Permit have been duly filed on a timely basis with the appropriate Governmental Entity or timely extensions have been sought, except as would not have a Material Adverse Effect. None of the Permits will be subject to revocation, withdrawal, suspension, cancellation, modification, or termination as the result of the consummation of the transactions contemplated by this Agreement. The Seller has delivered to Buyer complete and correct copies of all Permits. The only Acquired Companies through which the Acquired Companies issue or underwrite title insurance are the Acquired Insurance Companies. All Permits are valid and in full force and effect as of the date hereof, and all fees and charges due and owing with respect to such Permits as of the date hereof have been paid in full. All notices, reports, documents, statements, registrations, filings, submissions and other information required to be filed thereunder since January 1, 2019, including, but not limited to, the Financial Statements, reports of dividends, and filings with Governmental Entities regarding Affiliates (including but not limited to holding company registration statements, amendments to holding company registration statements, enterprise risk reports, prior notice of transactions), were in material compliance with all applicable Laws. No material deficiencies have been asserted in writing by any Governmental Entity regarding any such notice, report, document, statement, registration, filing, submission or other information filed with any Governmental Entity.
(c)Except as set forth on Section 2.7(c) of the Disclosure Schedule, there are no material written agreements, memoranda of understanding, commitment letters or similar undertakings binding on an Acquired Company or to which an Acquired Company is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or any Orders by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, nor has any Acquired Company adopted any policy, procedure or board or stockholder resolution at the request of any Governmental Entity, which, in each case, (i) limits the ability of any Acquired Insurance Company to issue insurance contracts or enter into reinsurance contracts, (ii) requires any divestiture of any investment of an Acquired Company, (iii) in any manner relates to the capital adequacy, credit or risk management policies or management of any Acquired Company or the ability of any Acquired Company to pay dividends, (iv) requires any investment of an Acquired Company to be treated as non-admitted assets (or local equivalent) in the Financial Statements of such Acquired Company, or (v) otherwise restricts the conduct of the business of an Acquired Company or gives rise to any capital maintenance obligations, nor has any Acquired Company been advised in writing by any Governmental Entity that it is contemplating issuing or requesting any of the foregoing.
(d)None of the Acquired Companies, or, to the Knowledge of the Seller, its respective officers, directors, employees or agents, is (i) listed in any Sanctions-related list of designated persons, including those maintained by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State, (ii) located, organized or resident in a country or region which is the subject of Sanctions or (iii) owned or controlled by any Person or Persons specified in clause (i) or (ii) above or otherwise the target of Sanctions.
(e)None of the Acquired Companies nor, to the Knowledge of the Seller, when acting on behalf of an Acquired Company, any representative of an Acquired Company, has: (i) violated, been charged with or convicted of violating, or received any notice, request, or citation, or been made aware of any allegation, investigation (formal or informal), inquiry, action, charge, or proceeding with regard to a potential violation of, any provision of the United States Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act 2010, or any other applicable Laws relating to fraud, conflicts of interest, bribery, gratuities, or corruption (including mail or wire fraud, honest services fraud, or commercial bribery (the “Anti-Corruption Laws”)); (ii) directly or indirectly, offered, paid, promised, or authorized, any money, gift, or other thing of value, (A) corruptly, to any foreign official (as such term is defined in the FCPA), or to any person while knowing or having reason to know that such person had or would offer, pay, promise, or authorize, any money, gift, or other thing of value to any foreign official (as such term is defined in the FCPA), or (B) to any customer or employee or agent of any business counterparty to induce or reward the improper performance of the recipient’s function or the breach of a duty owed by the recipient to his or her employer or principal; or (iii) engaged in any scheme to defraud, including a scheme to deprive another of money, property, or honest services. Each of the Acquired Companies has in place internal controls sufficient to provide reasonable assurances that it is in compliance with all applicable Anti-Corruption Laws.
(f)This Section 2.7 does not relate to, and no representation or warranty is made in this Section 2.7 with respect to, Tax matters, Intellectual Property matters or environmental matters, which are the subjects of Section 2.10, Section 2.14, and Section 2.21, respectively.
1.8Financial Statements.
(a)Attached at Section 2.8(a) of the Disclosure Schedule are complete and correct copies of (i) the audited consolidated annual financial statements of BNT, consisting of the audited consolidated balance sheets of BNT as of and for the years ended December 31, 2019, December 31, 2020 and December 31, 2021 and the corresponding audited consolidated statements of comprehensive loss, changes in members’ equity, cash flows and footnote disclosures for the periods then ending and (ii) the unaudited consolidated balance sheet and income statement of BNT as of and for the nine (9)-month period ending September 30, 2022 (collectively, the “GAAP

Statements”). Subject to the notes thereto and except as set forth on Section 2.8(a) of the Disclosure Schedule, the GAAP Statements were derived from and are consistent with the books and records of BNT, respectively, were prepared in accordance with GAAP consistently applied for the periods covered thereby and fairly present, in all material respects, the financial position, results of operations, changes in members’ equity and cash flows of BNT, respectively, at and for the periods indicated (subject, in the case of the financial statements referred to in clause (ii) above, to normal and recurring year-end audit adjustments which are not material in the aggregate, the absence of full footnote disclosures and other presentation items which if presented, would not materially alter the financial condition or financial results of BNT).
(b)Attached at Section 2.8(b) of the Disclosure Schedule are complete and correct copies of (i) the audited annual statutory financial statements of Agents National Title Insurance Company (“ANTIC”) consisting of the audited statutory-basis statements of admitted assets, liabilities and capital and surplus, the audited statutory-basis statements of operations, of changes in capital and surplus and of cash flows as of and for the years ended December 31, 2019, December 31, 2020 and December 31, 2021, and (ii) the unaudited statutory financial statements of ANTIC as of and for the nine (9) month period ending September 30, 2022 (collectively, the “Statutory Statements”). Since January 1, 2020, ANTIC has timely filed all annual and quarterly Statutory Statements, each together with all exhibits, amendments, interrogatories, schedules and notes thereto and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate Governmental Entity of each jurisdiction in which ANTIC is licensed, authorized, domiciled, commercially domiciled or eligible on forms prescribed or permitted by such Governmental Entity. Subject to the notes thereto, the Statutory Statements were derived from and are consistent with the books and records of ANTIC, were prepared in accordance with SAP consistently applied for the periods covered thereby and fairly present, in all material respects, the statutory financial position, admitted assets, liabilities, capital and surplus and other funds, reserves and expenses and cash flows included or incorporated by reference therein at the respective dates and the results of operations, changes in surplus and cash flows of ANTIC at and for the periods indicated, subject, in the case of the financial statements referenced in clause (ii) above, to normal and recurring year-end audit adjustments. The Statutory Statements complied in all material respects with all applicable Laws when filed or submitted, and no material deficiency or violation has been asserted in writing by any Governmental Entity in respect to the Statutory Statements that has not been cured or otherwise resolved to the material satisfaction of such Governmental Entity prior to the date hereof. Section 2.8(b) of the Disclosure Schedule sets forth a complete list of all permitted accounting practices used by ANTIC in the preparation of the Statutory Statements. Except as set forth on Section 2.8(b) of the Disclosure Schedule and other than any restrictions or limitations pursuant to applicable Law, there is no separate written agreement with or other limitation by a Governmental Entity restricting the ability of any Subsidiary of ANTIC to declare, make or pay any dividends, directly or indirectly, to ANTIC or any of its Subsidiaries’ direct or indirect equity owners.
(c)The loss reserves and other actuarial amounts of ANTIC as of December 31, 2021 and as of September 30, 2022, in each case, reflected on the Statutory Statements: (i) were derived from ANTIC’s books and records, (ii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as may be indicated in the notes thereto) and (iii) include provisions for all actuarial reserves that are required to be established in accordance with applicable Law and (iv) make a reasonable provision for all unpaid loss and loss adjustment expense obligations of ANTIC under the terms of its contracts and agreements.
(d)The books and records of the Acquired Companies are accurate and complete in all material respects for all periods the Seller has, directly or indirectly, owned the foregoing and include a record of the material corporate and limited liability company actions and equity interest records of each Acquired Company for all periods the Seller has, directly or indirectly, owned the foregoing, respectively. All such books and records of the Acquired Companies have been maintained, (i) in all material respects, in accordance with applicable Law, including requirements as to their location, (ii) in the ordinary course of business, and (iii) (A) in accordance with industry customary business practices and (B) the record retention policies of the Seller. All such books and records are true, complete and correct in all material respects and accurately present and reflect the business of the Acquired Companies and all transactions and actions related thereto.
(e)Each of BNT, ANTHC and ANTIC maintains a system of internal controls over financial reporting that is sufficient to provide reasonable assurance that: (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of such Company, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or SAP, as applicable, in all material respects and that receipts and expenditures of such Company are being made materially in accordance with authorizations of management and directors of such Company, (iii) controls prevent or timely detect any material unauthorized acquisition, use or disposition of a Company’s assets that could have a material effect on the financial statements of a Company and (iv) the recorded accountability for a Company’s assets and liabilities is compared with its existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.
(f)Except as set forth on Section 2.8(f) of the Disclosure Schedule, no Acquired Company has any Debt.
(g)Attached at Section 2.8(g) of the Disclosure Schedule are complete and correct copies of the unaudited consolidated income statement and balance sheet of ANTHC as of and for the nine (9) month period ending September 30, 2022 prepared in accordance with GAAP (collectively, the “ANTHC Statements”).
(h)Attached at Section 2.8(h) of the Disclosure Schedule are complete and correct copies of the unaudited consolidated income statement and balance sheet of The Closer, LLC as of and for the nine (9) month period ending September 30, 2022 prepared in accordance with GAAP (collectively, the “Closer Statements” and together with the GAAP Statements, the Statutory Statements and the ANTHC Statements, the “Financial Statements”).
1.9No Undisclosed Liabilities. None of the Acquired Companies has any material liability, except (a) those liabilities provided for, specifically reflected and adequately reserved against or disclosed (in each case either specifically or generally) in the Financial Statements dated September 30, 2022, (b) liabilities set forth on Section 2.9 of the Disclosure Schedule, (c) liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Financial Statements (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of, or noncompliance with, applicable Law or Permits, or that relates to any cause of action, claim or lawsuit not otherwise provided for pursuant to clause (a)) and (d) liabilities incurred in connection with the transactions contemplated by this Agreement that are included in the Transaction Expenses.

1.10No Material Adverse Effect; Ordinary Course Operation. Since September 30, 2022, (a) the Acquired Companies have conducted their respective businesses only in the ordinary course of business other than any activities related to the transactions contemplated by this Agreement, and (b) there has not been a Material Adverse Effect. Without limiting the generality of the foregoing, since September 30, 2022 and through the date hereof, except as set forth on Section 2.10 of the Disclosure Schedule, none of the Acquired Companies have taken any action or failed to take any action that would have resulted in a breach of Section 4.1 had Section 4.1 been in effect since September 30, 2022.
1.11Tax Matters. Except as disclosed on Section 2.11 of the Disclosure Schedule: (a) all material Tax Returns required to be filed by or with respect to each Acquired Company have been timely filed (taking into account all properly granted extensions), and all such Tax Returns are correct and complete; (b) all material Taxes owed by or with respect to the Acquired Companies (whether or not shown as due and payable on such Tax Returns) have been paid; (c) there are no Liens for Taxes upon the Assets of any Acquired Company other than Liens for Taxes not yet due and those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (d) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to the assessment of any Tax for any currently open taxable period with respect to any Acquired Company, and no Acquired Company has an outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns; (e) there is no pending or, to the Knowledge of the Seller, proposed deficiency, examination or other Proceeding with respect to Taxes of any Acquired Company, and no Acquired Company has received written notice of the institution of, or intent to institute, such a deficiency, examination, or other Proceeding; (f) each Acquired Company has complied in all material respects with all Laws relating to the withholding of Taxes and has duly and timely withheld and collected all required amounts from employee salaries, wages and compensation and from all other amounts paid, and has paid over such amounts to the appropriate Taxing Authority, (g) none of the Acquired Companies has any liability as a consequence of being a member of a combined, consolidated, affiliated or unitary group for Tax purposes, other than the group in which it currently is a member; (h) none of the Acquired Companies are a party to any Tax sharing, indemnity or similar agreement allocating Tax liability that will not be terminated on or prior to the Closing Date without future liability to the Acquired Companies; (i) no Acquired Company has constituted a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; (j) no Acquired Company has engaged in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4, (k) no Acquired Company has any liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement, as a transferee or successor, or by contract or otherwise, other than with respect to the consolidated group the common parent of which is ANTHC; (k) no Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received, or deferred revenue accrued, on or prior to the Closing Date; and (l) no Acquired Company has claimed any Tax credit or deferral pursuant to any COVID-19 Measures. The representations and warranties set forth in this Section 2.11, Section 2.19 (to the extent related to Taxes) and Section 2.20 (to the extent related to Taxes) constitute the only representations and warranties of the Seller in this Agreement with respect to Taxes.
1.12Real Property.

(a)Except as set forth on Section 2.12(a) of the Disclosure Schedule, none of the Acquired Companies owns or, has owned since January 1, 2017, any fee simple interest in or to any real property.
(b)Section 2.12(b) of the Disclosure Schedule contains a complete and accurate list of all real property leased, subleased, licensed or occupied by an Acquired Company (whether as lessor or lessee, sublessor or sublessee or licensor or licensee) (the “Real Property”) and a list of each current lease, sublease, license or other occupancy agreement or other Contract under which the Real Property is currently leased, subleased, licensed or occupied by an Acquired Company (as the same have been amended, supplemented, extended or renewed, from time to time, collectively, the “Real Property Leases”).
(c)No Person, other than an Acquired Company, is in possession of any of the Real Property. None of the Acquired Companies is a party to any lease, sublease, license or other Contract granting to any Person, other than the Acquired Companies, the right of use or occupancy of any of the Real Property. No Acquired Company is a party to any agreement or option to purchase any real property or any interest therein other than as may be specifically set forth in the Real Property Leases made available to the Buyer.
(d)The Seller has made available to the Buyer correct, accurate and materially complete copies of the Real Property Leases and guaranties thereof in Seller’s possession, in each case as amended or otherwise modified, supplemented, renewed, extended and in effect.
(e)None of the Acquired Companies currently owes or is otherwise obligated to pay any leasing fees or commissions, brokerage fees or commissions, finder’s fees or commissions or other commissions to any Person with respect to the Real Property (including due to the exercise of an extension option or any other rights).
(f)To the Knowledge of the Seller, there are no Proceedings pending or threatened in writing against any of the Facilities or any Real Property or to which an Acquired Company is a party by reason of its leasing, subleasing, licensing, using or occupying of any Real Property.
(g)Each Acquired Company has obtained all material Permits necessary for the current use and operation by it of each applicable parcel of Real Property, and each such Permit is in full force and effect, and no default or violation has occurred under any such material Permit.
(h)Except for Permitted Liens or as described in Section 2.12(h) of the Disclosure Schedule, each Acquired Company’s interest in its Real Property Leases is free and clear of any Liens, and is not subject to any deeds of trust, assignments, subleases or rights of any third parties known to or created or permitted by any Acquired Company.
(i)Neither Seller nor any of the Acquired Companies has received any written notice of any pending or threatened condemnations (or other similar Proceedings in the nature of eminent domain), requisitions, planned public improvements, annexation, special assessments, zoning or subdivision changes, affecting the Real Property.
(j)To the Knowledge of the Seller and other than as specifically set forth in the Real Property Leases made available to Buyer, there are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein, and none of the Acquired Companies has granted any third party any right, option, right of first refusal or any other Contract, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Real Property, and no option has been exercised under the Real Property Leases other than pursuant to a writing included in the Real Property Leases made available to Buyer.
(k)To the Knowledge of the Seller, no violation of applicable Law or of any restrictive covenant exists with respect to the Real Property, and neither Seller nor any of the Acquired Companies has received written notice of violation of any applicable Law or agreement, private restrictive covenant or governmental use restriction (including zoning) or other restriction (recorded or unrecorded) with respect to the Real Property which remains uncured.
(l)The Real Property is adequate to permit the use thereof in the manner that it is currently utilized by the Acquired Companies.
(m)To the Knowledge of the Seller, there are no material physical, structural or mechanical defects or deficiencies in the Real Property.
(n)Each Real Property Lease is valid, binding, in full force and effect and enforceable (subject to the individual(s), who executed the Real Property Leases on behalf of the applicable lessor or landlord, having the requisite authority to execute such Real Property Lease on behalf of the applicable lessor or landlord and bind the applicable landlord or lessor to same, provided that such lessor or landlord is not an Acquired Company) in accordance with its terms, and there is no existing default under any Real Property Lease by any Acquired Company or, to the Knowledge of the Seller, by any other party to such Real Property Lease.
(o)No portion of the rent or other sums and charges payable under any Real Property Leases has been paid for any period more than thirty (30) days in advance, and all security deposits, if any, under the Real Property Leases in which an Acquired Company subleases any real property as sublessor have been collected by the applicable Acquired Company.
1.13Title and Sufficiency of Assets. Each of the Acquired Companies has good and valid title to all material Assets used in the Business, free and clear of all Liens, except for Permitted Liens, other than such Assets that are leased or licensed pursuant to valid and binding Contracts. The Assets owned by the Acquired Companies or leased or licensed pursuant to such valid and binding Contracts are, together with any services to be provided pursuant to the Transition Services Agreement, sufficient to operate the Business in all material respects as it is currently conducted and are in good operating condition and repair (subject to normal wear and tear) (the “Sufficiency Representation”).
1.14Intellectual Property.
(a)The Acquired Companies solely and exclusively own all right, title, and interest in and to all owned Company Intellectual Property, and the Acquired Companies have valid, subsisting, enforceable, and unexpired licenses to all other Company Intellectual Property. The Acquired Companies have valid, subsisting, enforceable, and unexpired rights to use and exploit all other Company Technology, both of the foregoing free and clear of all Liens (other than Permitted Liens). The Company Intellectual Property constitutes all the Intellectual Property necessary, and is sufficient, for the conduct of the business of each of the Acquired Companies as currently conducted. After the Closing, (i) the Acquired Companies will continue to exclusively own all right, title and interest in and to, or have a valid and enforceable license to use, the Company Intellectual Property, in each instance, to the same extent as immediately prior to the Closing Date, and (ii) neither Seller nor any Affiliates of Seller will own or control any Company Intellectual Property.
(b)To the Knowledge of the Seller, no Person is or, since January 1, 2020, has been, infringing upon, misappropriating, or violating, and there is no ongoing, and has not been, any dilution or unauthorized use or disclosure of, any Company Intellectual Property.
(c)Except as set forth on Section 2.14 of the Disclosure Schedule, none of the Acquired Companies nor the Seller has, since January 1, 2020 received any written communication, charge, threat, complaint, claim, demand or notice (i) alleging infringement, misappropriation or any other violation of the Intellectual Property of any Person, or (ii) contesting or otherwise challenging the Acquired Companies’ ownership of any Company Intellectual Property or the validity of any Company Intellectual Property or the right of the Acquired Companies to exercise its rights in any Company Intellectual Property.
(d)Section 2.14 of the Disclosure Schedule sets forth an accurate and complete list of each of the following items of Company Intellectual Property: (i) all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations and other forms of registered Intellectual Property and applications therefor, owned by the Acquired Companies or that are material to the conduct of the business of the Acquired Companies as currently conducted (collectively, the “Company Registrations”) (listing in each instance the applicable owner of record, application or registration number, date of application or issuance, next renewal/maintenance date and relevant jurisdiction and specifying any actions that must be taken within sixty (60) days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates); and (ii) any unregistered Company Intellectual Property that is material to the conduct of the business of the Acquired Companies as currently conducted. Except as would not have a Material Adverse Effect, each of the Company Registrations is valid and subsisting, unexpired, in proper form, and enforceable, and the Acquired Companies possess the Company Registrations, in each instance, free and clear of any Liens other than Permitted Liens.
(e)Section 2.14 of the Disclosure Schedule identifies each Contract (i) under which an Acquired Company uses or licenses Company Technology (other than Off-The-Shelf Software) obtained from a third party that obligates an Acquired Company to pay continuing royalties, annual maintenance fees, or other payments, in excess of $250,000 per year to such third party or (ii) under which an Acquired Company has granted to any Person any right or interest in any Company Intellectual Property (including licenses, covenants not to sue, challenge, or assert and other grants of rights to Intellectual Property) that is material to the business of the Acquired Companies as currently conducted and owned by the Acquired Companies (such Contracts, collectively, the “IP Contracts”).
(f)The transactions contemplated hereby will not (i) adversely affect the ownership, validity or enforceability of any Company Intellectual Property under applicable Law; (ii) except as set forth on Section 2.14 of the Disclosure Schedule, adversely affect the grant, license or assignment to any Person of any right, title, or interest in or to, the modification or loss of any rights with respect to, or the creation of any Lien (other than a Permitted Lien) on any Company Intellectual Property; or (iii)

cause the Buyer, its Affiliates, or an Acquired Company, to be bound by or subject to any non-compete, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of its business, which that Person was not bound by or subject to prior to Closing.
(g)No present or former officer, director, employee, agent, contractor or consultant of the Seller or Acquired Companies (i) holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property or (ii) has asserted any right, license, claim or interest whatsoever in or with respect to any Company Intellectual Property. Each current and former employee, officer, agent, contractor and consultant of the Seller and Acquired Companies has executed a valid and enforceable written proprietary information and inventions agreement or similar agreement presently assigning to the Acquired Companies all right, title and interest in and to any Intellectual Property developed for or on behalf of an Acquired Company. To the Knowledge of the Seller, no current or former employee, officer, agent, contractor or consultant is or was, as the case may be, in violation thereof. Other than with respect to exclusions previously accepted by the Acquired Companies involving works or inventions unrelated to the business of an Acquired Company, no current or former employee, officer, agent, contractor or consultant of the Acquired Companies has excluded works or inventions made prior to his, her or its employment or consulting relationship with an Acquired Company from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.
(h)In the past 12 months, there has been no failure or other material substandard performance of any Company Technology which has caused any material disruption to the business of an Acquired Company. The Acquired Companies have taken commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. The Acquired Companies have taken reasonable actions to protect the integrity and security of its Company Technology and the software information stored thereon form unauthorized use, access, or modification by third parties.
(i)No Company Technology contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impending in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
(j)None of the Company Technology: (i) contains any material bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of data) that materially and adversely affects the use, functionality, or performance of such Company Technology or any product or system containing or used in conjunction with such Company Technology; or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Technology.
1.15IT Systems, Privacy and Data Security.
(a)All IT Systems and Intellectual Property (and all parts thereof) operate and perform in material accordance with their documentation and functional specifications and otherwise as required by any Acquired Company and to the Knowledge of the Seller are free of (i) any critical defects, including any critical error or critical omission in the processing of any transactions and (ii) any malicious code. The Acquired Companies take and have taken reasonable steps intended to ensure that the IT Systems used in connection with the operation of the business of the Acquired Companies are free from malicious code. The Acquired Companies have implemented reasonable written security, business continuity, disaster recovery plans and procedures and facilities and has taken reasonable steps to safeguard and back-up the IT Systems. Except as set forth on Section 2.15(a) of the Disclosure Schedules, since January 1, 2020, the IT Systems and the Intellectual Property have not materially malfunctioned or experienced a failure or other adverse event that caused a material disruption to or unavailability of the IT Systems or unauthorized access to or breaches of the security of such IT Systems, including any breaches resulting in a disclosure of confidential information. The Acquired Companies have implemented security patches or upgrades that are generally available for such IT Systems where such patches or upgrades are reasonably required to maintain their security. The Acquired Companies use authentication methods (including passwords) to ensure the correct identity of the users of their Software, databases, systems, networks and internet sites and the correct identity of their customers, and use reliable encryption (or equivalent) protection to secure and provide integrity for transactions executed through their Software, databases, systems, networks and internet sites.
(b)In the past three (3) years, the Acquired Companies are, and at all times have been, in material compliance with all Data Protection Requirements.
(c)The Acquired Companies have not received any subpoenas, demands, or other written notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Requirements, and none of the Acquired Companies is under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Requirements, and no written notice, inquiry, audit, or Proceeding of any kind has been served on, or initiated against, any Acquired Company or any of its officers, directors, or employees (in their capacity as such) by any private party or Governmental Entity, foreign or domestic, under any Data Protection Requirements.
(d)The Acquired Companies established and maintain, and have maintained, commercially reasonable physical, technical, and administrative security measures and policies, that are materially compliant with applicable Data Protection Requirements, that (i) protect the confidentiality, integrity, and security of the Personal Data and/or Business Data they collect and/or process from unauthorized access, use, deletion, disclosure, misuse and modification; (ii) protect the confidentiality, integrity, security, and availability of the Acquired Companies’ software, systems, and websites that are involved in the collection and/or processing of Personal Data and/or Business Data; and (iii) maintain notification procedures in compliance with applicable Data Protection Requirements in the case of any breach of security compromising Personal Data and/or Business Data and the Acquired Company’s IT Systems.
(e)In the past three (3) years, the Acquired Companies have not experienced any Data Security Breaches, failures, crashes, unauthorized access, use, or disclosure, or other adverse events or incidents related to Personal Data and/or Business Data and the Acquired Company’s IT Systems, that would require any disclosure to or notification of individuals, law enforcement, or any Governmental Entity, or any remedial action under any applicable Data Protection Requirements.

(f)Complete and correct copies of all current internal and customer or user-facing Privacy Policies of the Acquired Companies have been provided to Buyer. The Acquired Companies have at all times made publicly available a Privacy Policy governing the use of Personal Data collected using any website owned or operated by the Acquired Companies. The Acquired Companies have taken measures to use of all Personal Data in accordance with the Privacy Policy or Privacy Policies pursuant to which such Personal Data was collected.
(g)The execution, delivery and performance of this Agreement shall not cause, constitute, or result in a breach or violation of any Data Protection Requirement.
1.16Contracts.
(a)Section 2.16(a) of the Disclosure Schedule sets forth a correct and complete list as of the date hereof of all Material Contracts (other than the Real Property Leases, which are set forth on Section 2.12 of the Disclosure Schedule, and the IP Contracts, which are set forth on Section 2.14 of the Disclosure Schedule). For purposes of this Agreement, “Material Contracts” means the Real Property Leases, the IP Contracts and any of the following Contracts:
(i)each Contract (or group of related Contracts) that requires payments by or to the Acquired Companies in excess of $100,000 in any calendar year or $250,000 in the aggregate;
(ii)each Contract that (x) prohibits any of the Acquired Companies from freely engaging in business anywhere in the United States of America, (y) grants a right of first refusal, right of first offer or similar right or (z) provides for exclusivity or includes a “most favored nation” provision;
(iii)each collective bargaining agreement, labor contract or other written agreement or arrangement with any labor union, collective bargaining agent, industrial organization or any employee organization;
(iv)each Contract with any Company Service Provider providing for annual compensation in excess of $100,000 (other than under an at-will employment arrangement that can be terminated without any liability to, or further payment by or on behalf of, the Acquired Companies upon thirty (30) days or less notice);
(v)each Contract pursuant to which an existing partnership or joint venture was established;
(vi)each Contract under which any of the Acquired Companies has created, incurred, assumed or guaranteed outstanding Debt obligations in excess of $100,000;
(vii)each Contract or Acquired Company Benefit Plan that provides for a payment, benefit or accelerated vesting upon the execution of this Agreement or the Closing or in connection with any of the transactions contemplated by this Agreement;
(viii)each Contract providing for severance, retention, Change in Control Payments or other similar payments or benefits to any Company Service Provider;

(ix)each Contract that provides for “earn-outs” or other contingent payments for which the Acquired Companies could have future obligations for such payments and any Contract relating to the acquisition or disposition by the Acquired Companies of any operating business or material assets;
(x)each Contract that obligates the Acquired Companies to make any capital commitment or expenditure in excess of $100,000;
(xi)contains any provision or covenant limiting the ability of any Acquired Insurance Company to amend or alter the terms, features, benefits or available options of any insurance Contracts;
(xii)contains any material restriction on the ability of any Acquired Insurance Company or any of its Affiliates (or, after consummation of the transactions contemplated hereby, the Buyer or any of its Affiliates) to solicit specified customers or prospective customers for the purchase, renewal, lapse or surrender of insurance Contracts;
(xiii)provides for any obligation to loan or contribute funds to, or make investments in, another Person;
(xiv)other than as described in Section 2.24, may obligate any Acquired Company to pay any brokerage or finder’s or similar fees or expenses in connection with the transactions contemplated by this Agreement;
(xv)is a material third-party administration or other insurance policy administration agreement;
(xvi)is a written agreement, contract, understanding or arrangement between any Acquired Insurance Company and any of such Acquired Insurance Company’s 20 largest producers, including any assignment of commissions or compensation thereunder;
(xvii)is entered into with any Governmental Entity;
(xviii)provides for any guarantee or surety by any Acquired Company of the obligations of any other Person;
(xix)is a contract pursuant to which any material operation or function of the business of any Acquired Company is outsourced to, or otherwise performed by, a non-affiliated Person;
(xx)is a material indemnification agreement in respect of the Business;
(xxi)is an Intercompany Agreement;
(xxii)restricts the declaration, making or payment of any dividends or distributions on, or in respect of, any capital stock or equity interest of any Acquired Company, the pledging of capital stock or other ownership interests of any Acquired Company or the issuance of any guarantee by any Acquired Company;
(xxiii)relates to any material interest rate, derivative or hedging transactions;

(xxiv)requires any Acquired Company to maintain a minimum rating or provides for a ratings trigger;
(xxv)is a capital maintenance contract or similar agreement pursuant to which any Person has agreed to contribute capital or surplus to an Acquired Company, or any capital maintenance contract or similar agreement pursuant to which an Acquired Company has agreed to contribute capital or surplus to any Person or guarantee the obligations of any Person under any insurance Contract;
(xxvi)any Contract between an Acquired Company and a government-sponsored enterprise, title marketing representative, another settlement service provider or title plant owner or manager, in each case that has resulted in or that is reasonably expected to result in annual expenditures by the Acquired Company of more than $100,000 in annual payments (exclusive of premium remittance);
(xxvii)any reinsurance agreements in force or in run-off and that identifies any agreements for which there are (A) open claims or (B) other amounts due between the parties in excess of $100,000, pursuant to which the Acquired Companies have assumed from or ceded risk to third parties (“Third Party Reinsurance Contracts”) and any reinsurance agreements with Affiliates to which an Acquired Company or any Subsidiary thereof is a party (“Affiliate Reinsurance Contracts” and, collectively with Third Party Reinsurance Contracts, “Existing Reinsurance Contracts”).
(b)True, complete and correct copies of the Material Contracts have been made available to the Buyer. Each of the Material Contracts is valid, binding and enforceable as to the applicable Acquired Company and, to the Knowledge of the Seller, the other parties thereto, in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting generally the enforcement of creditors’ rights and remedies and by general principles of equity. No condition exists which constitutes or, with or without the giving of notice or lapse of time (or both), would constitute a material default under any Material Contract on the part of the Acquired Companies or, to the Knowledge of the Seller, any of the other parties thereto, or give to any other Person any right of termination, amendment, modification, acceleration, suspension, revocation, first offer or first refusal under any such Material Contract or result in the creation of any Lien on any of the Assets (other than a Permitted Lien).
1.17Insurance. The Seller has delivered or made available to the Buyer copies of all material insurance policies maintained by the Acquired Companies, as well as fidelity bonds relating to the assets, title, business, operations, workers’ compensation, officers or directors of the Acquired Companies as of the date hereof (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect and all premiums due prior to the date hereof on such Insurance Policies have been paid and the Seller is not in material breach or default thereunder. There are no material unpaid claims on any such Insurance Policies and no material claim made under any such Insurance Policy has been denied or disputed. The insurance coverage provided by such Insurance Policies is on such terms, covers such risks, and is in such amounts as the insurance customarily carried by comparable Persons of established reputation similarly situated and carrying on the same or a similar business.
1.18Litigation; Orders.

(a)Except as set forth on Section 2.18 of the Disclosure Schedule, as of the date hereof, there is no material Proceeding pending against, or, to the Knowledge of the Seller, threatened against, any Acquired Company before any Governmental Entity.
(b)There are no outstanding material Orders against the Acquired Companies or any of their respective Assets.
1.19Personnel.
(a)Section 2.19(a)(i) of the Disclosure Schedule sets forth a correct and complete list of all employees employed by each Acquired Company (including all employees on medical or other leave) as of the date hereof, showing for each as of that date the employee’s name, job title or description, initial date of employment, status (part-time, full-time, exempt, non-exempt, etc.), employing entity, salary or wage level (including a summary description of any bonus or deferred compensation arrangements other than any such arrangements under which payments are at the discretion of such Acquired Company), accrued vacation, years of credited service, and also showing any bonus, commission or other remuneration other than salary paid during the year ending December 31, 2022. The Seller shall update and deliver to the Buyer an updated Section 2.19(a)(i) of the Disclosure Schedule at least ten (10) Business Days prior to the Closing Date to reflect any terminations and new hires and reallocations permitted or consented to by the Buyer pursuant to Section 4.1. Other than the employees included on Section 2.19(a)(i) of the Disclosure Schedule, Section 2.19(a)(ii) of the Disclosure Schedule sets forth a correct and complete list of all Company Service Providers that have been paid more than $50,000 by the Acquired Companies in the twelve (12) months preceding the date hereof. Section 2.19(a)(iii) of the Disclosure Schedule sets for a description of all of the service functions performed for the Acquired Companies by employees of Seller or its Affiliates (other than the Acquired Companies). To Knowledge of the Seller, other than the shared services provided by employees of Seller or its Affiliates (other than the Acquired Companies) as described on Section 2.19(a)(iii) of the Disclosure schedule, the services provided by the employees on Section 2.19(a)(i) of the Disclosure Schedule constitute all of the services reasonably required to conduct and operate the business of the Acquired Companies as of the Closing Date in the same manner, in all material respects, as conducted by the Acquired Companies as of the date hereof. Except as set forth on Section 2.19(a)(i) of the Disclosure Schedule, each employee of the Acquired Companies is an “at-will” employee.
(b)As of the date hereof, (i) there are no unfair labor practice charges or complaints pending or threatened in writing against any Acquired Company before the U.S. National Labor Relations Board or any other Governmental Entity relating to the Acquired Companies or any Company Service Provider and (ii) there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of the Seller, threatened against any Acquired Company and, during the past three (3) years, none of the Acquired Companies has experienced any labor strike, slowdown, stoppage, picketing, interruption of work or lockout by or with respect to any Company Service Providers.
(c)Except as set forth on Section 2.19(c) of the Disclosure Schedule, the Acquired Companies are and have been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, collective bargaining, classification of employees and independent contractors, discrimination, sexual harassment, work authorization, immigration, civil rights, safety and health, workers compensation, pay equity, continuation coverage under group health plans, wage payment and the collection and payment and withholding of Taxes. During the past three (3) years, no Person brought or, to the Knowledge of the Seller, threatened to bring a claim against Seller or Seller’s Affiliates related to services performed for an Acquired Company, including any Acquired Company for unpaid compensation or employee benefits, including overtime amounts.
(d)No Company Service Providers have ever been represented by any labor union, works council or similar employee or labor organization for purposes of bargaining over wages, benefits or other terms and condition of employment with the Acquired Companies and, to the Knowledge of the Seller, there are no activities or proceedings of any labor union, works council or similar employee or labor organization to organize any such Company Service Providers.
(e)None of the Acquired Companies has, during the 90-day period prior to the date of this Agreement, taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment Retraining and Notification act of 1988, as amended, or any similar state Laws.
(f)Neither the Seller nor any of the Seller’s Affiliates are delinquent in payment to any Company Service Provider for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them for the Acquired Companies or amounts required to be reimbursed to such Company Service Provider or in payments owed upon any termination of such Company Service Provider’s employment with or engagement by the Acquired Companies.
(g)Any Company Service Provider who is not treated as an employee by the Acquired Companies is not an employee under applicable Laws or for any other purpose, including, without limitation, for Tax withholding or Benefit Plan purposes, and none of the Acquired Companies has any liability by reason of any Company Service Provider, in any capacity, being improperly excluded from participating in any Acquired Company Benefit Plan. Each employee of the Acquired Companies has been properly classified by the Acquired Companies as “exempt” or “non-exempt” under applicable wage and hour Law.
(h)During the past five (5) years, (i) no allegations of workplace sexual harassment or illegal retaliation or discrimination have been made known to the Acquired Companies, initiated, filed or, to the Knowledge of the Seller, threatened against the Acquired Companies or any Company Service Provider, (ii) to the Knowledge of the Seller, no incidents of any such workplace sexual harassment or illegal retaliation or discrimination have occurred, and (iii) no settlement agreement arising out of allegations of sexual harassment or illegal retaliation or discrimination by any Company Service Provider has been entered into by or on behalf of any of the Acquired Companies.
1.20Employee Benefits.
(a)Section 2.20(a) of the Disclosure Schedule sets forth a correct and complete list as of the date hereof of each Acquired Company Benefit Plan and separately identifies each Seller Benefit Plan. The Seller has made available to the Buyer correct and complete copies of (as applicable) (i) each plan document for each Acquired Company Benefit Plan and Seller Benefit Plan together with all amendments thereto and any trust agreement (or a written summary to the extent such Benefit Plan is unwritten), (ii) the current summary plan description, summaries of material modifications and employee handbooks, (iii) the most recent annual report and accompanying schedules; (iv) the most recent annual financial statements and actuarial reports; (v) the most recent determination, opinion or advisory letter received by the sponsor from the IRS regarding the tax-qualified status of such Acquired Company Benefit Plan or Seller Benefit Plan; and (vi) copies of any material correspondence with the IRS, Department of Labor or other Governmental Entity. No Acquired Company Benefit Plan covers any Company Service Providers residing or working outside of the United States.
(b)Each Acquired Company Benefit Plan is being, and has been, established, administered and funded in accordance with its terms and in compliance in all material respects with the requirements prescribed by all applicable Laws (including ERISA, the Code and the Patient Protection and Affordable Care Act (as amended by the Health Care and Education Reconciliation Act)) and all payments required to be made by or on behalf of any of the Acquired Companies under, or with respect to, any Acquired Company Benefit Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) required to have been paid for all prior periods under or with respect to any Acquired Company Benefit Plan have been timely paid. As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Seller, threatened, related to an Acquired Company Benefit Plan other than routine claims in the ordinary course of business for benefits provided by such Acquired Company Benefit Plan. No Acquired Company Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Entity. None of the Acquired Companies has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.
(c)With respect to each Acquired Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, such Acquired Company Benefit Plan, and its related trust, has at all times since its adoption been so qualified and has received a current determination letter (or is the subject of a current opinion or advisory letter in the case of any pre-approved plan) from the IRS on which the Acquired Companies (or sponsoring ERISA Affiliate thereof) can rely that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which would reasonably be expected to result in the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.
(d)No Acquired Company Benefit Plan is, and, the Acquired Companies have not within the preceding six years, sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Acquired Companies has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal liability (including by reason of the Acquired Company’s affiliation with an ERISA Affiliate) which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any of the Acquired Company Benefit Plans.

(e)No event has occurred and no condition exists that would reasonably be expected to result in an Acquired Company incurring any (i) Tax, penalty, fine, (ii) Lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws by reason of the Acquired Company’s affiliation with an ERISA Affiliate, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Acquired Companies).
(f)None of the Acquired Company Benefit Plans provide, and none of the Acquired Companies has any current or potential obligation to provide, medical, health, life or other welfare benefits after the termination of a Company Service Provider’s employment or engagement, as applicable, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the sole expense of the participant or the participant’s beneficiary.
(g)Except as set forth on Section 2.20(g) of the Disclosure Schedule and except as contemplated under the terms of this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, will (either alone or in combination with another event) (i) entitle any Company Service Provider to any Change in Control Payment, (ii) accelerate the time of payment or vesting, result in the forgiveness of indebtedness of any Company Service Provider, (iii) increase the amount or value of any compensation or benefit due any such Company Service Provider or with respect to any Acquired Company Benefit Plan, (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Acquired Company Benefit Plan. No Company Service Provider is entitled to receive any additional payment (including any Tax gross-up or other payment) in respect of any services performed for the Acquired Companies as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.
(h)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(i)No Acquired Company Benefit Plan is or has ever been (and none of the Acquired Companies have sponsored, maintained or had any obligation with respect to) a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.
1.21Environmental Matters. Except as would not have a Material Adverse Effect and except as set forth on Section 2.21 of the Disclosure Schedule, (a) there are no claims pending or, to the Knowledge of the Seller, threatened in writing against any of the Acquired Companies under or relating to any Environmental Laws, (b) to the Knowledge of the Seller, there are no Hazardous Substances that have been released or are being stored or are otherwise present on, under or about any real property constituting the Real Property and (c) no Hazardous Substances have been released, stored or are otherwise present on, under or about any real property formerly owned, leased or operated by the Acquired Companies. The representations and warranties set forth in this Section 2.21 constitute the only representations and warranties of the Seller in this Agreement with respect to environmental matters. The representations and warranties set forth in this Section 2.21 constitute the only representations and warranties of the Seller with respect to environmental matters.

1.22Certain Business Relationships with the Acquired Companies; Affiliate Transactions.
(a)Except as set forth on Section 2.22(a) of the Disclosure Schedule, neither the Seller nor any of its Affiliates (other than the Acquired Companies), nor, to the Knowledge of the Seller, any of its or their current directors or officers: (a) has any material interest in any material Asset owned or leased by any Acquired Company or (b) is engaged in any material transaction, arrangement or understanding with any Acquired Company (other than by virtue of the Seller’s ownership of the Equity Interests or arising out of such director’s or officer’s engagement or employment by the Acquired Companies).
(b)Except as set forth on Section 2.22(b) of the Disclosure Schedule, as of the Closing, (i) the Acquired Companies will not be party to any agreement or arrangement, whether verbal or written, with any Related Person, (ii) the Acquired Companies will not have any Debt owing from or to any Related Person and (iii) no Related Person will have any ownership or other interest in any property or asset used by the Acquired Companies.
1.23Bank Accounts. Section 2.23 of the Disclosure Schedule sets forth a complete and correct list of (a) all banks or other financial institutions with which any of the Acquired Companies has an account or maintains a safe deposit box, showing the account numbers and names of the persons authorized as signatories with respect thereto and (b) the names of all Persons holding powers of attorney from such Acquired Company, complete and correct copies of which have been provided to the Buyer.
1.24Brokers. Except for Credit Suisse Securities (USA) LLC, neither the Seller nor any of the Acquired Companies is committed to pay any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby for which any Acquired Company is responsible.
1.25Reserved.
1.26Investment Assets.
(a)Each of the Acquired Insurance Companies has good title to all of the investment assets beneficially owned by them (the “Investment Assets”) free and clear of all Liens. All of the Investment Assets consist of cash and cash equivalents.
(b)None of the Acquired Companies has any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement), in respect of any of the Investment Assets. There are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the any of the Acquired Companies may be subject upon or after the Closing.
1.27Agency Insurance Matters
(a)The Acquired Insurance Companies possesses a certificate of authority, license, registration, permit or other authorization to transact business as a title insurance agent (a “Title Agent License”) in each state in which it is required by applicable Law to possess a Title Agent License. Section 2.27(a) of the Disclosure Schedule sets forth all Title Agent Licenses held by the Acquired Insurance Companies. All such Title Agent Licenses are in full force and effect and no Acquired Insurance Company has received written notice of any investigation or proceeding that would reasonably be expected to result in the suspension or revocation of any such Title Agent License.
(b)With respect to insurance policies issued by insurers for which any Acquired Insurance Company was acting as an insurance agent, such Acquired Company has been in compliance with, and has adhered in all material respects to, any underwriting guidelines of each such insurer.
(c)No insurer has notified the Acquired Insurance Companies in writing of, and to the Knowledge of the Seller there are no facts or circumstances that might require, any reversal, reduction or adjustment of commissions or fees accrued or repayment or return of commissions or fees already collected by the Acquired Insurance Companies, except in the ordinary course of business in connection with the cancelation or termination of insurance policies.
(d)All funded premiums and claims as of September 30, 2022 are shown in the Financial Statements. Since September 30, 2022, the Acquired Insurance Companies have not paid insurance premiums, premium adjustments or other items on behalf of a client except with the authority of the clients on whose behalf such payments are purported to have been made.
(e)The Acquired Insurance Companies have not been party to the placement, directly or indirectly, of insurance or reinsurance that is (i) unlawful or (ii) a fictitious or sham transaction. In the placement of insurance, the Acquired Insurance Companies have not breached any duty owed to its clients or its insurance or reinsurance companies, including the duty to make full disclosure of material facts.
(f)No Person, other than the full time, exclusive employees of the Acquired Insurance Companies, is or has been authorized or permitted to place insurance or reinsurance business on its behalf with insurance or reinsurance companies that the Acquired Insurance Companies represents as agent or representative thereof. No binder of insurance, reinsurance or other intimation of coverage has been issued or sent to any Person by or on behalf of the Acquired Insurance Companies unless and until the relevant risk has been properly bound and all binders of insurance, reinsurance and intimations of coverage on the part of the Acquired Insurance Companies or their applicable insurance or reinsurance companies are complete and accurate.
(g)Section 2.27(g) of the Disclosure Schedules lists all premium trust accounts maintained under applicable Law and accurately sets forth the bank and the number of the bank account in which such premium trust account is maintained and the jurisdiction and insurer with respect to which each such premium trust account is maintained.
(h)The Acquired Insurance Companies have adopted and implemented policies, procedures or programs reasonably designed to assure that its respective directors, officers, employees, agents, and similar entities with which such Acquired Insurance Company does business are in compliance in all material respects with all applicable Laws.
(i)Except as otherwise set forth in Section 2.27(i) of the Disclosure Schedule, since January 1, 2020, the Acquired Insurance Companies have filed all material reports, statements, registrations or filings required to be filed by it with any Governmental Entity (the “Regulatory Filings”), and all Regulatory Filings were in compliance in all material respects with applicable Law when filed or as amended or supplemented. No material deficiencies have been asserted by any Governmental Entity with respect to such Regulatory Filings, including: (i) all audits and examinations (including, without limitation, financial, market conduct and similar examinations of the Acquired Insurance Companies) performed with respect to the Acquired Insurance Companies by any Governmental Entity since January 1, 2020, along with the Acquired Insurance Companies’ responses thereto; and (ii) all reports, statements, documents, registrations, and other submissions and filings with respect to the Acquired Insurance Companies provided to any Governmental Entity under applicable Laws since January 1, 2020. No similar audits or examinations are currently being performed by any Governmental Entity, or, to the Knowledge of the Seller, are scheduled or threatened to be performed.
(j)The Acquired Insurance Companies are and have been compliance in all material respects with all applicable Laws regulating the marketing and sale of insurance policies, regulating advertisements, requiring mandatory disclosure of information and prohibiting the use of unfair methods of competition and deceptive acts or practices, including Laws limiting rebating and inducements. The Acquired Insurance Companies are not subject to any market conduct claim or complaint with respect to any insurance products that the Acquired Insurance Companies have marketed, sold, issued or adjusted claims thereunder.
(k)Neither the Acquired Insurance Companies nor, to the Knowledge of the Seller, any other Person managed by the Acquired Insurance Companies is subject to any cease and desist or other order issued by, or is a party to any agreements, memoranda of understanding, commitment letters or similar undertakings with, or has received any directive or supervisory letter from, or has adopted any policy, procedure or board or stockholder resolution at the request of, any Governmental Entity that materially restricts the conduct of its business nor have the Acquired Insurance Companies been advised by any Governmental Entity that it is considering issuing or requesting any of the foregoing.
(l)(i) There is no pending or threatened charge by any Insurance Regulator that any of the Acquired Companies or any of their respective employees, has violated, nor is there any pending or threatened investigation by any Insurance Regulator with respect to possible violations of, any applicable insurance Laws; (ii) there is no pending or threatened charge by any Insurance Regulator that any producer has violated, nor is there any pending or threatened investigation by any Insurance Regulator with respect to possible violations by producers of, any applicable insurance Laws, including insurance Laws relating to the marketing, selling or issuance of insurance Contracts; or (iii) the Acquired Companies are not subject to any order of any Insurance Regulator relating specifically to the Acquired Companies (as opposed to insurance companies generally).
(m)The Acquired Insurance Companies have made available to Buyer true and complete copies of all material actuarial reports prepared by actuaries, independent or otherwise, from and after January 1, 2019, with respect to the Acquired Insurance Companies (collectively, the “Actuarial Reports”), and all material attachments, addenda, supplements and modifications thereto. Other than the Actuarial Reports, there have been no actuarial reports of a similar nature covering the Acquired Insurance Companies. The information and data furnished by the Acquired Insurance Companies to their independent actuaries in connection with the preparation of such Actuarial Reports were accurate in all material respects for the periods covered in such reports. The Acquired Insurance Companies have not received any notice from the any such actuary that the data or information received by such actuary from the Acquired Insurance Companies or their representatives was incomplete or inaccurate, and to the knowledge of the Seller, no such data or information is inaccurate or incomplete. The Actuarial Reports were based upon an accurate inventory of the Contracts of the Acquired Insurance Companies related to insurance and reinsurance at the time of preparation.
(n)Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, no claim or assessment is pending or, to the Knowledge of the Seller, threatened against the Acquired Insurance Companies which is peculiar or unique to the Acquired Insurance Companies by any state insurance guaranty associations, in connection with such association’s fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, be reasonably likely to be material to the Acquired Insurance Companies. Since January 1, 2019, the Acquired Insurance Companies have levied, are levying and/or have paid, in all material respects, all assessments of state insurance guaranty associations and other such associations legally required under applicable Laws, include all laws, regulations and rules relating to insurance.
(o)The Acquired Insurance Companies have made available to the Buyer all reports of examination or investigations (including, but not limited to, financial, underwriting, claims, market conduct and similar examinations or investigations) issued (whether in draft, preliminary, or final form) by any Governmental Entity since January 1, 2020. The deficiencies or violations, if any, noted in the examination or investigation reports described above have been resolved to the material satisfaction of the Governmental Entity that noted such deficiencies or violations. No examination or investigation of the Acquired Insurance Companies by any Governmental Entity is currently pending or in progress. Since January 1, 2020, the Acquired Insurance Companies have not received written notice from a Governmental Entity that would reasonably be expected to give rise to an enforcement action against the Acquired Insurance Companies by a Governmental Entity.
1.28Regulatory Filings. To the extent permitted by applicable Law and any confidentiality obligations pursuant to any Contract with any Governmental Entity, the Seller has made available for inspection by the Buyer (i) any material reports of examination (including financial, market conduct and similar examinations) of any Acquired Insurance Company issued by any insurance regulatory authority, in any case, since January 1, 2020 and prior to the date hereof and (ii) a list of all material Holding Company System Act filings or submissions made by any Acquired Insurance Company with any insurance regulatory authority since January 1, 2020 and prior to the date hereof. All material deficiencies or violations noted in the examination reports described in clause (i) of this Section 2.28 have been resolved to the reasonable satisfaction of the Governmental Entity that noted such deficiencies or violations. None of the Acquired Insurance Companies is “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of organization.
1.29Insurance Producers.
(a)Section 2.29 of the Disclosure Schedule sets forth a true and correct list of each Person, including salaried employees of the Acquired Companies, who holds a current license related to, performing the duties of insurance producer, agency, managing general agent, broker, solicitor, adjuster, marketer, underwriter, wholesaler, distributor, producer or customer representative for the Acquired Companies (collectively, “Producers”) as of the date hereof. At the time any Producer wrote, sold, solicited, produced or serviced or adjusted business, or performed such other act for or on behalf of the Acquired Companies that may require a producer’s, solicitor’s, broker’s, adjusters’ or other insurance license, such Producer was duly licensed and appointed, where required, as an insurance producer, managing general agent, third party administrator, broker, solicitor or adjuster, as applicable (for the type of business written, sold, or produced by such insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster or customer representative), in the particular jurisdiction in which such Producer wrote, sold, produced, solicited, or serviced such business, as may be required by the various states. Since January 1, 2020, the Acquired Companies have not received written notice from any Governmental Entity that any Producer was in violation of insurance Law.
(b)The Acquired Companies have made available to the Buyer copies of the standard forms of Contracts with Producers (the “Producer Agreements”) used by Acquired Companies that are in effect as of the date hereof.  Each Producer Agreement is a valid and binding obligation of the Acquired Companies and, to the Knowledge of the Seller, is a valid and binding obligation of each other party thereto and is in full force and effect and enforceable by the applicable Acquired Company against each other party thereto in accordance with its terms, subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally.  The Acquired Companies are not in material default under any such Producer Agreement. To the Knowledge of the Seller, no Producer has materially breached the terms of any Producer Agreement.
1.30No Other Representations or Warranties. The representations and warranties made by the Seller in this Article 2 are the sole and exclusive representations and warranties made by or on behalf of the Acquired Companies and the Seller in connection with the transactions contemplated herein. Each of the Acquired Companies and the Seller hereby disclaims any other express or implied representations or warranties, whether written or oral, including with respect to merchantability or fitness for a particular purpose. Without limiting the generality of the foregoing neither the Seller nor any of the Acquired Companies makes, directly or indirectly, any representations or warranties regarding any pro-forma financial information, financial projections, forecasts or other forward-looking statements of the Acquired Companies or their respective businesses, whether provided orally or in writing, in any information memoranda, management presentation or data room or any other form, or the condition, merchantability, usage, suitability, fitness for any particular purpose or conformity to models or samples of materials of the Assets. Neither the Seller nor any of the Acquired Companies or any other Person makes or has made any other express or implied representation or warranty, whether written or oral, with respect to the Acquired Companies, the Seller or the transactions contemplated by this Agreement other than those representations and warranties of the Seller expressly set forth in this Article 2, and each of the Acquired Companies and the Seller disclaim any other representations or warranties, whether made by or on behalf of the Acquired Companies, the Seller or any of their respective Affiliates, equity owners, officers, directors, employees, members, advisors, agents or representatives (collectively, “Related Persons”).
Article 3

REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller, as of the date hereof, that, except as set forth on the Disclosure Schedule:
1.1Organization. The Buyer is validly existing and in good standing as a corporation incorporated under the laws of the State of Delaware. The Buyer has full corporate power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held.

1.2Power and Authorization. The Buyer has all requisite power and authority necessary for the execution, delivery performance by it of this Agreement and each Transaction Document to which it is, or will be at the Closing, a party. The Buyer has duly authorized by all necessary corporate or similar action the execution, delivery and performance of this Agreement and each such Transaction Document. This Agreement and each Transaction Document to which the Buyer is, or will be at the Closing, a party (a) have been (or, in the case of Transaction Documents to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by the Buyer and (b) is (or, in the case of Transaction Documents to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting generally the enforcement of creditors’ rights and remedies and by general principles of equity.
1.3No Conflicts; Consents.
(a)The execution, delivery and performance by the Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of any provision of the certificate of incorporation, bylaws or equivalent organizational documents of the Buyer, (ii) result in a violation or breach of any Order or Law to which the Buyer is subject or (iii) require the consent of or notice to any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any contract or other agreement to which the Buyer is a party or by which the Buyer is bound, except, in the cases of clauses (ii) and (iii), where the violation, breach, conflict, default, acceleration or failure to obtain consent or give notice would not, individually or in the aggregate, materially impair or impede the Buyer’s right or ability to perform its obligations and consummate the transactions contemplated hereby.
(b)Except as set forth on Section 3.3(b) of the Disclosure Schedules, no consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain a consent, approval, Permit, Order, declaration or filing or give notice would not, individually or in the aggregate, materially impair or impede the Buyer’s right or ability to perform its obligations and consummate the transactions contemplated hereby.
1.4Litigation. The Buyer is not subject to any Proceeding or Order except to the extent such Proceeding or Order would not reasonably be expected to prohibit or restrain the Buyer’s right or ability to perform its obligations or consummate the transactions contemplated hereby.
1.5Brokers. Except for Goldman Sachs & Co. LLC, the Buyer has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and the Buyer has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.
1.6Acquisition of Equity Interests. The Buyer is acquiring the Equity Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Buyer has not entered into, and has no plan or intention to enter into or to cause the Acquired Companies to enter into (except in the ordinary course of business), negotiations with any third party regarding the sale, transfer, assignment, conveyance or other disposition of the Equity Interests or any Assets. The Buyer has not acted or been engaged as an agent, broker, finder or intermediary on behalf of any Person with respect to the sale, transfer, assignment, conveyance or other disposition of the Equity Interests or any assets of any Acquired Company. The Buyer acknowledges that the Equity Interests are not registered under the Securities Act or any state securities laws, and that the Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Buyer is able to bear the economic risk of holding the Equity Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
1.7Buyer Financial Ability. The Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement and the Transaction Documents, including to pay all related fees and expenses of the Buyer, to make all other payments required by this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby and to provide adequate working capital to operate the Acquired Companies.
1.8Solvency. Assuming that the representations and warranties of the Seller contained in this Agreement are true, correct and complete in all material respect, and after giving effect to the transactions contemplated by this Agreement and the Transaction Documents, the Buyer (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred debts beyond its ability to pay as they become due and will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).
1.9No Other Agreements. Except for the Transaction Documents, neither Buyer nor any of its Affiliates is a party to any Contract or other arrangement with the Seller or any directors, officers or employees of any of the Acquired Companies.
1.10Buyer’s Reliance. The Buyer (a) is an informed and sophisticated Person, has engaged advisors as it deems appropriate that are experienced in the evaluation and purchase of companies such as the Acquired Companies and has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Acquired Companies, (b) has been furnished or provided adequate access to the personnel, properties, assets, premises, Books and Records and other documents and data of the Acquired Companies and the transactions contemplated by this Agreement for such purpose as it has requested, (c) has had the opportunity to negotiate the terms and conditions of this Agreement and the Transaction Documents, (d) to the extent it has deemed appropriate, has addressed in this Agreement and the Transaction Documents any and all matters arising out of its investigation, review and analysis. The Buyer acknowledges and agrees that neither the Seller nor any of the Acquired Companies has made, nor will any of them be deemed to have made (and nor has the Buyer or any of its Related Persons relied upon) any representation, warranty, covenant or agreement, express or implied, with respect to the Acquired Companies or their respective businesses, the Equity Interests, the Seller or the transactions contemplated by this Agreement or the Transaction Documents, other than the representations and warranties of the Seller expressly set forth in Article 2, and there are no implied representations, warranties or covenants made to the Buyer hereunder or thereunder.

Article 4

COVENANTS OF THE PARTIES
1.1Operation of the Business.
(a)From the date of this Agreement until the Closing, without the prior written consent of the Buyer, and except to the extent set forth on Section 4.1 of the Disclosure Schedule, the Seller shall, and shall cause the Acquired Companies to, use its commercially reasonable efforts to conduct their business in the ordinary course of business consistent with past practice and to preserve, maintain and protect the assets of the Acquired Companies.
(b)Without limiting the generality of Section 4.1(a), from the date of this Agreement until the Closing, without the prior written consent of the Buyer, which consent will not be unreasonably withheld or delayed with respect to the Operational Covenants, and except to the extent set forth on Section 4.1 of the Disclosure Schedule or otherwise contemplated by, or necessary to comply with the Seller’s obligations under this Agreement (including the Restructuring) or applicable Laws, the Seller shall not, and shall cause the Acquired Companies not to, take any of the following actions:
(i)amend or modify the certificate of formation, certificate of incorporation, charter, bylaws, operating agreement or other governing documents of any Acquired Company;
(ii)declare, set aside or pay any dividend or otherwise make a distribution with respect to the stock or other equity interest of any Acquired Company (other than cash dividends or distributions paid by any Acquired Company to another Acquired Company or to settle intercompany accounts payable);
(iii)effect any recapitalization, reclassification, stock split or other similar change in the capitalization of any Acquired Company;
(iv)authorize for issuance or issue any additional shares of the capital stock or other equity interest or securities convertible into or exchangeable for shares of the capital stock or other equity interest of any Acquired Company, or issue or grant any right, option or other commitment for the issuance of shares of the capital stock or other equity interest of any Acquired Company, or split, combine or reclassify any shares of the capital stock or other equity interest of any Acquired Company;
(v)with respect to the Acquired Companies, acquire any capital stock or other equity interest of any corporation or other business entity;
(vi)with respect to the Acquired Companies, except for borrowings under any existing credit agreement or debt facility in the ordinary course of business in an amount not to exceed $50,000, or any renewal or replacement thereof, (A) create, incur or assume any Debt secured by any Asset of any Acquired Company, except for purchase money security interests incurred in the ordinary course of business in an amount not to exceed $50,000; provided, for the avoidance of doubt, such limitation shall not apply to credit cards used by the Acquired Companies or Company Service Providers for legitimate business purposes that are repaid in the ordinary course of business, or (B) grant or create any Lien (other than a Permitted Lien) on any Asset that does not exist on the date hereof;
(vii)other than as required by a Benefit Plan set forth on Section 2.20(a) of the Disclosure Schedule or as explicitly contemplated hereunder, or otherwise required by Law, (A) increase the compensation or benefits of any Company Service Provider other than salary increases for any employee with annual base salary of less than $100,000, (B) accelerate the vesting or payment of any compensation or benefits of any Company Service Provider, (C) enter into, amend or terminate any Acquired Company Benefit Plan (or any plan, program, agreement or arrangement that would be an Acquired Company Benefit Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder other than renewals or immaterial amendments in the ordinary course of business consistent with past practice, (D) fund any payments or benefits that are payable or to be provided under any Acquired Company Benefit Plan, (E) terminate without “cause” (as determined consistent with past practice) any Company Service Provider, (F) hire or engage any new Company Service Provider other than for purposes of filling any vacancy created by the resignation or termination of any Company Service Provider that is a non-officer employee and whose annual base salary did not exceed $100,000 as of termination in the ordinary course of business consistent with past practice at a cost to the Acquired Companies not greater than the cost of the terminated Company Service Provider, (G) make or forgive any loan to any Company Service Provider, (H) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar employee or labor organization affecting any Acquired Company (or enter into negotiations to do any of the foregoing), (I) recognize or certify any labor union, works council, bargaining representative, or any other similar organization as the bargaining representative for any Company Service Provider, (J) implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hour or benefits, work schedule changes or similar actions affecting any of the Acquired Companies that would require notice under the Worker Adjustment and Retraining Notification Act or any similar state law, or (K) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Company Service Provider;
(viii)with respect to Taxes (except as required by applicable Law), (A) make an election, change any election or revoke any election that in each case would materially increase the Taxes of any Acquired Company for any Post-Closing Tax Period, (B) change an annual accounting period of any Acquired Company, (C) adopt or change any accounting method of any Acquired Company, (D) file any amended material Tax Return or file any Tax Return inconsistent with past practice, (E) enter into any closing agreement, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or (F) take any other action where such action could reasonably be expected to materially and adversely affect the Tax obligations of the Acquired Companies or Buyer with respect to the Acquired Companies during a Post-Closing Tax Period;
(ix)pay, discharge or satisfy any claim, liability or obligation (absolute, contingent or otherwise) of any Acquired Company other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Financial Statements or incurred in the ordinary course of business consistent with past practice (including with respect to payment of Insurance Claims);
(x)(A) enter into any contract which, if entered into prior to the date hereof, would have been a Material Contract, except in the ordinary course of business consistent with past practice, or (B) modify or amend, in any material manner, terminate, or waive, release, compromise or assign any material rights or material claims under, any Material Contract (except for terminations upon expiration or renewals of such Material Contracts in accordance with their terms);
(xi)abandon, allow to lapse, sell, assign, transfer, encumber, or dispose of any material Company Intellectual Property, or grant any right or license to any Company Intellectual Property other than non-exclusive licenses granted in the ordinary course of business;
(xii)disclose any trade secrets of or otherwise in the possession of an Acquired Company to any Person (other than pursuant to a valid and binding confidentiality agreement or other binding obligation of confidentiality entered into by an Acquired Company in the ordinary course of business, with requirements that such Person maintain and protect the confidentiality of such trade secrets pursuant to such confidentiality agreement or obligation);
(xiii)make any material change in the accounting, actuarial, investment, reserving, underwriting, hedging, reinsurance or claims administration guidelines, pricing, policies, practices or principles of the Acquired Companies, except as may be required by a Governmental Entity, applicable Law, GAAP or SAP, as applicable, or updates to rates and pricing in the ordinary course of business;
(xiv)take any action that would be reasonably likely to cause any rating presently held by the Acquired Companies to be modified, qualified, lowered or placed under surveillance;
(xv)accelerate, delay, change or modify any credit collection and payment policies, procedures or practices of any Acquired Company (including any acceleration in the collection of receivables or delay in the payment of payables) other than in the ordinary course of business consistent with past practice;
(xvi)make or authorize, or commit to make or authorize, any capital expenditures by any Acquired Company in any individual transaction in excess of $100,000 or, in the aggregate, in excess of $250,000;
(xvii)allow an Acquired Company to make any loans, advances or capital contributions to, or investments (other than ordinary course investments in government bonds or treasuries) in, any other Person;
(xviii)other than pursuant to an Affiliate Reinsurance Contract, allow an Acquired Company to make any payments to any Related Person (other than payments made pursuant to existing agreements previously disclosed to Buyer, offer letters, employment agreements, individual consulting agreements, individual contracting agreements and indemnification agreements entered into in the ordinary course of business consistent with past practice);

(xix)with respect to the Acquired Companies, commence any Proceeding, or pay, settle or compromise, or offer to propose to settle, any Proceeding or threatened Proceeding for an amount in excess of $100,000 or $250,000 in the aggregate (other than payment of insurance claims in the ordinary course of business consistent with past practice);
(xx)with respect to the Acquired Companies, form any Subsidiaries;
(xxi)with respect to the Acquired Companies, enter any new line of business;
(xxii)enter into any contract that materially restrains, restricts, limits or impedes the ability of an Acquired Company to compete with or conduct any business or line of business in any geographic area;
(xxiii)fail to maintain such liability, casualty, property, loss, and other insurance coverage to any Acquired Company, on substantially similar terms, in substantially similar amounts, and with such insurance carriers and to such extent and covering such risks as are maintained on the date hereof;
(xxiv)abandon, modify, waive, terminate, fail to renew, let lapse or otherwise change any material Permit of an Acquired Company necessary to conduct the Business (other than modifications required to make such Permit factually accurate);
(xxv)merge or consolidate an Acquired Company with any other Person;
(xxvi)enter into, modify or amend any Intercompany Agreement other than any such agreement that would terminate prior to the Closing with no obligation or liabilities to any Acquired Company (and that does not result in payments to the Seller or its Affiliates other than payments in the ordinary course of business consistent with past practice); or
(xxvii)authorize, or agree in writing or otherwise to take, any of the actions described in this Section 4.1(b).
1.2Access.
(a)From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 6, the Seller shall, and shall cause each of the Acquired Companies to, permit the Buyer to have reasonable access (at reasonable times and upon reasonable notice and subject to any restrictions contained in confidentiality agreements to which any of the Acquired Companies are subject) to information regarding the Business and to officers and employees of the Acquired Companies and to the properties, Books and Records and Contracts of the Acquired Companies for purposes reasonably related to Buyer’s obligations and rights hereunder, except, in each case, for (a) privileged attorney-client communications or attorney work product, (b) information or materials required to be kept confidential by any applicable Law, Order or Contract; provided that the Seller shall use commercially reasonable efforts to provide such information without violation of applicable Law or to waivers with respect to the confidentiality restrictions to which any such information is subject, (c) information and materials that could reasonably be expected to result in competitive harm to the Acquired Companies if provided to the Buyer or its Related Persons if the transactions contemplated by this Agreement are not consummated or (d) information or materials that relate to the proposed sale of the Equity Interests or the negotiation, execution and delivery of this Agreement or any Transaction Documents. Prior to the Closing, without the prior written consent of the Seller which may be withheld for any reason, the Buyer shall have no right to perform invasive or subsurface investigations of the Real Property. The Buyer and its Related Persons will not contact or discuss the transactions contemplated by this Agreement or the Transaction Documents with any of the Acquired Companies’ lenders, directors, officers, employees, Contract counterparties, customers or suppliers without the prior written consent of the Seller.
(b)From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 6, the Seller shall and, as applicable, shall cause any Acquired Company to promptly deliver to the Buyer true and complete copies of (i) any updates to the GAAP Statements or Statutory Statements as of and for each of the calendar months or quarters, as applicable (and year, if applicable), including complete and correct copies of the audited or unaudited statutory financial statements of the Acquired Insurance Companies, together with any notes, exhibits or schedules thereto, that are filed with the applicable Governmental Entity after the date hereof promptly after such filing and (ii) quarterly financial statements for each Acquired Company within 30 days of the end of each calendar quarter.
1.3Cooperation.
(a)Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law, to consummate as promptly as practicable the transactions contemplated by this Agreement in accordance with the terms herein.
(b)Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a Party’s request and without further consideration, the other Party shall execute and deliver to such requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.
1.4Regulatory Compliance.
(a)The Parties agree to use their commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to obtain all necessary consents, waivers, approvals, authorizations, Permits and Orders from all Governmental Entities. In furtherance and not in limitation of the foregoing, each of the Buyer and, where applicable, the Seller, undertakes and agrees to make, or cause to be made, all filings required of each of the Buyer, the Companies or any of their respective Subsidiaries or Affiliates required by any Insurance Regulator as promptly as practicable (and in any event within thirty (30) days after the date hereof).
(b)Further, and without limiting the generality of the other terms of this Section 4.4, the Parties shall use commercially reasonable efforts to cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly (i) furnish to the other Party such necessary non-confidential information and reasonable assistance as the other Party may request in connection with the foregoing, (ii) inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement and (iii) provide the other Party with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Entity and any other information supplied by such Party and such Party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that materials may be redacted as necessary to comply with applicable Law. Each Party shall, subject to applicable Law, permit the other Party to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity in connection with the transactions contemplated by this Agreement. Each Party shall not (and shall cause its Affiliates not to) take or cause to be taken any action that, to its knowledge, would be reasonably likely to materially delay or impair the receipt of any such consents, notices, waivers, licenses, approvals, orders or authorizations from a Governmental Entity.
(c)Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be obligated to take or refrain from taking or to agree to take or refrain from taking, nor shall its Affiliates or the Acquired Companies be obligated to take or refrain from taking or to agree to take or refrain from taking, nor shall they be required to permit or suffer to exist any restriction, condition, limitation or requirement imposed by any Governmental Entity on its approval of the transactions contemplated by this Agreement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements, would reasonably be expected to constitute a Burdensome Condition.
(d)Subject to the provisions of this Section 4.4(d), the Buyer will have the lead role for and control all decisions, strategies, communications and timing with respect to all regulatory approvals, filings and notices required in connection with the transactions contemplated by this Agreement (including any Form A and Form E filings with any Insurance Regulator). The Buyer shall provide the Seller with a copy of any proposed written materials to be submitted to any Governmental Entity (including any Insurance Regulator) in connection with the transactions contemplated by the Transaction Documents (except for any information about the individual owners of the Buyer deemed confidential by the Buyer) at least five (5) Business Days prior to the filing thereof and afford the Seller a reasonable opportunity to provide comments thereon prior to such submission, which comments shall be considered by the Buyer in good faith. In furtherance and not in limitation of the covenants of the parties hereto contained in this Section 4.4(d) but subject to applicable Law and the instructions of any Governmental Entity, each Party agrees to give to the other Party prompt written notice if it receives any notice or other communication from any Insurance Regulator in connection with the transactions contemplated by the Transaction Documents, and, in the case of any such notice or communication which is in writing, shall promptly furnish the other Party with a copy thereof. If any Insurance Regulator requires that a hearing be held in connection with any such approval, each Party shall use its commercially reasonable efforts to arrange for such hearing to be held promptly after the notice that such hearing is required has been received by such Party. Each Party shall give to the other Party reasonable prior written notice of the time and place when any meetings, telephone calls or other conferences may be held by it with any Insurance Regulator in connection with the transactions contemplated by the Transaction Documents, and the other Party shall have the right to have a representative or representatives attend or otherwise participate in any such meeting, telephone call or other conference. The Parties further covenant and agree not to extend any waiting period associated with any governmental approval or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Parties.
1.5Employee Benefits.
(a)With respect to any employee benefit plan, program, agreement, arrangement or policy that is made available by Buyer or its Affiliates after the Closing Date to any employees of the Acquired Companies who are so employed immediately following the Closing Date, including any such Person who is on a legally mandated or other approved leave of absence (the “Affected Employees”) and only for so long as each Affected Employee remains employed after the Closing Date by an Acquired Company or its Affiliates: (a) service with such Acquired Company or another Affiliate of Seller by any such Affected Employee prior to the Closing Date shall be credited for purposes of determining eligibility and vesting and for purposes of determining benefits and accruals; provided, however, that such service need not be recognized (w) to the extent that such recognition would result in any duplication of benefits, (x) to the extent that such service was not recognized under the corresponding Seller Benefit Plan or Acquired Company Benefit Plan immediately prior to Closing, (y) for purposes of (1) benefit accruals under any defined benefit pension plans or retiree health or welfare plans or arrangements or (2) vesting of any incentive, equity or equity-based compensation, or (z) with respect to any new benefit plan adopted by Buyer following the Closing to the extent that, under such new benefit plan, Buyer does not provide for the crediting of any prior service for any other similarly-situated employee of Buyer or any of Buyer’s Affiliates; and (b) with respect to any welfare benefit plans to which an Affected Employee may become eligible, the Buyer shall use commercially reasonable efforts to cause such plans to provide credit for any co-payments or deductibles and maximum out-of-pocket payments by such employees during the coverage year in which the Closing occurs and waive all pre-existing condition exclusions and waiting periods (to the extent that such exclusions and waiting periods did not apply to such Affected Employee under a corresponding Seller Benefit Plan or Acquired Company Benefit Plan immediately prior to the Closing Date). As soon as practicable, but in no event later than ten (10) Business Days following the Closing Date, the Seller or the Seller’s applicable insurance carrier shall provide the Buyer’s or its Affiliate’s group health plan (in a mutually agreeable format) with a report or other documentation setting forth as of the Closing Date all co-payments and deductibles and accumulations toward out-of-pocket maximums paid by the Affected Employees, their spouses, and their dependents for the current coverage year under the Seller Benefit Plans or Acquired Company Benefit Plans that are employee welfare benefit plans.
(b)The Buyer shall, or shall cause each Acquired Company to, recognize vacation days previously accrued and reserved for by the Acquired Companies immediately prior to the Closing Date on behalf of Affected Employees characterized as non-exempt, hourly employees, subject to the Buyer’s vacation pay carryover policy. A true and complete schedule of all accrued but unused vacation dates of each Affected Employee has been provided to the Buyer as of the Closing Date.
(c)For a period of not less than 12 months after the Closing Date (or until an Affected Employee’s termination of employment, if earlier), for each Affected Employee, the Buyer shall, or shall cause such Acquired Company, to provide (i) annual base salary or base rate of pay that is no less favorable as those provided by such Acquired Company immediately prior to Closing, (ii) annual cash bonus or commission opportunities that are no less favorable as those provided by such Acquired Company pursuant to a Benefit Plan disclosed in Section 2.20(a) of the Disclosure Schedule, and (iii)  retirement, health and welfare benefits (other than equity or equity-based arrangements, nonqualified deferred compensation arrangements, post-termination or retiree health and welfare benefits, defined benefit pension plans, and change in control payments, retention payments, or other similar nonrecurring compensation) that are, substantially similar in the aggregate to either (1) those provided by such Acquired Company immediately prior to Closing (other than equity or equity-based arrangements, nonqualified deferred compensation arrangements, post-termination or retiree health and welfare benefits, defined benefit pension plans, and change in control payments, retention payments, or other similar nonrecurring compensation) or (2) those provided by the Buyer (or the applicable employing Affiliate) to similarly situated employees of the Buyer (or the applicable employing Affiliate). For the avoidance of doubt, the Buyer shall have no obligation to provide to Affected Employees any level of compensation or benefits due to any Seller Benefit Plan or any Acquired Company Benefit Plan that is not disclosed in Section 2.20(a) of the Disclosure Schedule.
(d)Effective as of the Closing Date, except as required by applicable Laws, all Affected Employees will cease active participation in, and any benefit accrual under, each of the Acquired Company Benefit Plans. The Buyer shall not assume any Seller Benefit Plan or any material Acquired Company Benefit Plan in connection with the Closing of the transactions contemplated by this Agreement, except as set forth on Section 4.5(d) of the Disclosure Schedule. The Seller and Seller Parent shall take (or cause to be taken) all actions necessary, appropriate or reasonably required to terminate, effective no later than the day immediately preceding the Closing Date, the Acquired Companies’ participation in any Seller Benefit Plan, including but not limited to, any Seller Benefit Plan that (i) contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code or (ii) is a fully insured or self-insured welfare plan. The Affected Employees will be eligible to participate in all Benefit Plans of Buyer subject to the terms and conditions of such Benefit Plans, consistent with the provisions hereof.
(e)The Seller and the Buyer shall cooperate in good faith to develop appropriate communications to Affected Employees. Prior to making any material written or broad-based oral communications to the Affected Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Seller shall provide the Buyer with a copy of the intended communication, the Buyer shall have a reasonable period of time to review and comment on the communication, and the Seller shall cooperate in providing any such mutually agreeable communication.
(f)Except as otherwise provided in the Transition Services Agreement, prior to and for the 90 day period following the Closing, subject to applicable Law, the Seller shall, and shall cause its controlled Affiliates to, use commercially reasonable efforts to cooperate with the Buyer and its Affiliates with respect to payroll administration, employee benefit plan administration and such other integration efforts related to the Affected Employees, as reasonably requested by the Buyer and its Affiliates, and to provide to the Buyer and its Affiliates, in a timely manner, information that the Buyer or its Affiliates may reasonably request prior to and for the 90 day period following the Closing Date with respect to the terms and conditions of the Affected Employees’ employment and employee information necessary to establish payroll and to enroll the Affected Employees in the Buyer’s (or the applicable employing Affiliate’s) employee benefit plans; provided that any payroll administration, employee benefit plan administration and other Buyer on-boarding activities shall be at Buyer’s sole expense.
(g)Prior to the Closing, Seller shall cause Seller Parent to amend the Finance of America Companies 401(k) Plan (the “Seller 401(k) Plan”) to provide for full and immediate vesting of any unvested portions of Affected Employees’ matching contribution accounts under the Seller 401(k) Plan.
(h)Nothing contained in this Section 4.5, express or implied, is intended to confer upon any Person any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment or continued receipt of any specific employee benefit. Notwithstanding anything to the contrary contained herein, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment or other modification to, any Acquired Company Benefit Plan, Seller Benefit Plan or other benefit or compensation plan, program, agreement or arrangement. Without limiting the generality of Section 8.2, the provisions of this Section 4.5 are solely for the benefit of the parties to this Agreement, and no Affected Employee (including any beneficiary or dependent thereof) or other Person shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 4.5, express or implied, shall create such rights in any such Person.
1.6Public Announcements; Confidentiality.
(a)No public announcement or disclosure may be made by the Buyer or its Affiliates with respect to the subject matter of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the Seller (not to be unreasonably withheld), and no public announcement or disclosure may be made by the Seller or its Affiliates with respect to the subject matter of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the Buyer (not to be unreasonably withheld); provided, that the provisions of this Section 4.6(a) will not prohibit (i) any disclosure required by any applicable Law, including all applicable United States federal and state securities laws and regulations (in which case the disclosing Party will provide the other Party with the opportunity to review and comment in advance of such disclosure) or (ii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated by this Agreement.
(b)The Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 4.1(b) shall nonetheless continue in full force and effect.
1.7Director and Officer Liability and Indemnification.
(a)The Buyer agrees that all rights to indemnification, advancement of expenses and exculpation with respect to any Acquired Company existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, director, manager or employee of any Acquired Company (each, a “D&O Indemnified Person”), as provided in the certificate or articles of incorporation, bylaws or other equivalent governing documents of such Acquired Company, in each case as in effect on the date of this Agreement, or pursuant to any Contracts in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms, it being the intent of the Parties that the D&O Indemnified Persons will continue to be entitled to such indemnification, advancement of expenses and exculpation to the full extent of the Law.

Except to the extent required to comply with applicable Law, the certificates or articles of incorporation, bylaws or other equivalent governing documents of the Acquired Companies shall not be amended, repealed or modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person with respect to indemnification, advancement of expenses or exculpation.
(b)At or prior to Closing, each Acquired Company shall (at the expense of the Seller) obtain and the Buyer shall, and shall cause each Acquired Company to, following the Closing, maintain irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as such Acquired Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as such Acquired Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. The Buyer shall not, and shall cause the Acquired Companies to not, cancel or change such insurance policies in any respect.
(c)In the event the Buyer, any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, whether in one transaction or a series of transactions, then, and in either such case, proper provision shall be made by the Buyer so that the successors and assigns of the Buyer or such Acquired Company, as the case may be, shall assume the obligations set forth in this Section 4.7.
(d)It is expressly agreed that the D&O Indemnified Persons will be, from and after the Closing, third-party beneficiaries of this Section 4.7 and will be entitled to enforce the covenants contained herein.
1.8Certain Tax Matters.
(a)Tax Returns.
(i)Each Tax Return (not filed before Closing) for any Pre-Closing Tax Period of the Acquired Companies ending before or on the Closing Date shall be based on the same tax accounting methods and elections as used for the taxable period immediately preceding the period of such Tax Return unless specifically otherwise agreed to in writing by the Parties or required by applicable Law; provided, however, that taxable income for the taxable year ending on the Closing Date shall be based on a closing of the books as of the end of the Closing Date.
(ii)The Seller shall prepare and timely file all Consolidated Returns, regardless of when such Tax Returns are required to be filed. The Seller shall prepare and timely file all other Tax Returns for the Acquired Companies with respect to any Pre-Closing Tax Period that are required to be filed as of the Closing Date. With respect to any such Tax Return that is not a Consolidated Return, Seller shall provide a draft of each such Tax Return to the Buyer for its review and comment at least 45 days before the due date for such filing, taking into account any extensions of such due date. The Seller shall make changes to such Tax Returns as the Buyer reasonably requests at least 25 days before the applicable due date to the extent such changes are relevant to a Straddle Period or a Post-Closing Tax Period. Buyer shall prepare and cause to be filed all Tax Returns (including any information Tax Returns with respect to any income Tax)

for any Straddle Period and any Pre-Closing Tax Periods that are required to be filed after the Closing Date (together, the “Buyer-Prepared Tax Returns”); provided that all such Tax Returns shall be prepared in a manner consistent with the Acquired Companies’ past practice (except as otherwise required by Law). The Buyer shall provide a draft of each Buyer-Prepared Tax Return to the Seller for its review and comment at least 45 days before the due date for such filing, taking into account any extensions of such due date. The Buyer shall make changes to such Buyer-Prepared Tax Return as the Seller reasonably requests at least 25 days before the applicable due date. If the Seller objects to any item on any such Buyer-Prepared Tax Return, it shall, within 10 days after delivery of such Tax Return, notify the Buyer in writing that it so objects. If a notice of objection shall be duly delivered, the Parties shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If the Parties are unable to reach such agreement within 10 days after receipt by the Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days after having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Seller and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by the Parties.
(iii)In the case of any Taxes of the Acquired Companies for a Straddle Period, the portion of any Taxes allocable to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, or imposed in connection with the sale or other transfer or assignment of property (other than Taxes described in Section 4.12(b)(ii)), be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the taxable period (or portion thereof) ending on or before the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts, or imposed in connection with the sale or other transfer or assignment of property (other than Taxes described in Section 4.8(d)), be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.
(b)Cooperation. Each of Buyer and Seller agree to cooperate (and to cause the Acquired Companies to cooperate) with the other Party, to the extent reasonably required after the Closing Date in connection with the preparation (including, without limitation, the closing of the books of the Acquired Companies as of the end of the day before the Closing Date), execution and filing of all such income Tax Returns, and the payment of Taxes of the Acquired Companies, with respect to any prior tax year of the Acquired Companies, contests concerning the application of any Tax or the amount of Tax due for any such taxable year and audits and other Proceedings conducted by any Taxing Authority with respect to any such taxable year.
(c)Other Tax Matters. The Buyer and the Seller agree with respect to Tax matters as follows:
(i)to the extent allowable at a more-likely-than-not (or greater) level of comfort for U.S. federal income tax purposes, to treat any Transaction Deductions paid or accrued on or before the Closing as deductible in a Pre-Closing Tax Period (or portion thereof of a Straddle Period ending on the Closing

Date) and no Party shall apply (or allow to apply) the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to such deductions;
(ii)to treat (and have the Acquired Companies treat) any gains, income, deductions, losses or other items realized by the Acquired Companies resulting from any transaction consummated at the direction of the Buyer at or following the Closing as occurring on the day after the Closing Date and to utilize (and cause the Acquired Companies to utilized) the “next day rule” in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local or non-U.S. law) for purposes of reporting such items on applicable Tax Returns;
(iii)that no election shall be made by any Party (or any Acquired Company) under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local or non-U.S. law) to ratably allocate items incurred by the Acquired Companies;
(iv)that no election shall be made to waive the carry back of any net operating loss or other Tax attribute or credit realized in a Pre-Closing Tax Period;
(v)that each Tax Return (not filed before Closing) for a Pre-Closing Tax Period shall be based on the same tax accounting methods and elections as used for the taxable period immediately preceding the period of such Tax Return, unless otherwise agreed to by the Parties or required by applicable Law; and
(vi)to treat any indemnification payments as adjustments to the Purchase Price (to the extent permitted by applicable Law).
Unless otherwise required by a determination of a Governmental Entity that is final and non-appealable, the Buyer shall not, and shall not cause any Acquired Company to file a Tax Return that is inconsistent with any agreement pursuant to this Section 4.12(b)(ii), and the Buyer shall not, and shall cause any Acquired Company not to, take any position during the course of any Tax contest or other audit or proceedings that is inconsistent with any agreement pursuant to this Section 4.12(b)(ii).
(d)Transfer Taxes. Each of the Buyer and Seller shall be responsible for and pay fifty percent (50%) of all stock transfer Taxes, real property transfer or mortgage Taxes, sales Taxes, documentary stamp Taxes, recording charges, Taxes and fees and other similar Taxes, if any, arising from the transactions contemplated by this Agreement. Each of the Parties shall prepare and file, or shall cause to be prepared and filed, and shall fully cooperate with the other Party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.
(e)Tax Contests. If the Buyer or any Acquired Company receives notice of any notice of deficiency or intent to audit or conduct another proceeding with respect to a Tax Return or Taxes of any Acquired Company, either (i) that could give rise to a liability for which the Seller is responsible under this Agreement; or (ii) that could adversely affect the Tax liability of the Seller for any taxable period, then the Buyer shall (A) promptly inform the Seller of such notice, (B) allow the Seller to manage, control and defend (at its sole expense) such audit or inquiry; provided that, if any such audit or inquiry could have an adverse effect on Buyer or any Acquired Company, the Seller may not settle such matter without the consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed and (C) provide, and cause each Acquired Company to provide, such assistance and access to information to the Seller as is reasonably necessary in connection therewith.
(f)Tax Refunds and Credits. Any refunds, credits against Taxes or similar Tax benefit (including any interest paid or credited with respect thereto) of, or with respect to, the Acquired Companies that are attributable or allocable to any Pre-Closing Tax Period (or the Pre-Closing Tax Period of any Straddle Period) will be for the benefit of the Seller. The Buyer will pay (and shall provide any material correspondence related thereto) the amount of any such refunds and other benefits (whether received as a refund or as a credit against or an offset of Taxes otherwise payable) to the Seller within 10 days after receipt. The Buyer will use commercially reasonable efforts, if the Seller so requests, to cause (at the Seller’s expense) the relevant entity to file for, expedite the receipt of and obtain any refunds, credits or other benefits to which the Seller may be entitled hereunder. The Buyer will permit the Seller to control (at the Seller’s expense and sole discretion) the prosecution and content of any such refund or credit claim. Nothing in this Section 4.8(f) shall require that the Buyer make any payment with respect to any refund, credit or other Tax benefit (and such refunds, credits and other Tax benefits shall be for the benefit of the Acquired Companies, Buyer and its Affiliates) that is with respect to (a) a refund, credit or Tax benefit the amount of which was included in the calculation of the Purchase Price; (b) any Tax refund, credit or Tax benefit resulting from the payment of Covered Taxes made by Buyer, its Affiliates or the Acquired Companies after the Closing Date to the extent Seller has not indemnified Buyer, its Affiliates or the Acquired Companies for such payment in accordance with this Agreement; (c) any Tax refund, credit, or Tax benefit attributable to any loss in a Tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a Tax year (or portion of a Straddle Period) ending on or before the Closing Date; or (d) any Tax refund, credit or other Tax benefit to the extent that it gives rise to a payment obligation by Buyer, its Affiliates or the Acquired Companies to any Person under applicable Law or a provision of a Contract entered into (or assumed) by Buyer, its Affiliates or the Acquired Companies on or before the Closing Date. If there is a subsequent reduction by the applicable taxing authority (or by virtue of a change in applicable Tax Law) of any amounts with respect to which a payment has been made to Seller under this Section 4.8(f), Seller shall promptly pay to Buyer an amount equal to such reduction plus any interest imposed by the taxing authority with respect to such reduction.
(g)Amended Tax Return and Elections; Post-Closing Actions. The Buyer will not, and, following the Closing, will cause the Acquired Companies not to, (i) make any amendment of any Tax Return of the Acquired Companies to the extent such Tax Return relates to any Pre-Closing Tax Period or Straddle Period without the Seller’s prior written consent or (ii) make any election that has retroactive effect to any Pre-Closing Tax Period or Straddle Period without the Seller’s prior written consent, in each case not to be unreasonably delayed, conditioned, or withheld. After the Closing Date, the Buyer and its Affiliates (including each Acquired Company) will not, without prior written consent of the Seller (not to be unreasonably delayed, conditioned, or withheld), agree to any waiver or extension of the statute of limitations relating to Taxes of any Acquired Company for any Pre-Closing Tax Period or Straddle Period.
(h)Purchase Price Allocation. The Buyer and the Seller agree that the Purchase Price and other relevant items shall be allocated among the assets of BNT and its Subsidiaries (other than BNT Title Company of California) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and the principles set forth on Exhibit F hereto “Purchase Price Allocation Schedule”. No later than forty (40) days after the finalization of the Purchase Price pursuant to Section 1.7, the Buyer shall deliver to the Seller an allocation of the Purchase Price among the assets of BNT and its Subsidiaries as of the Closing Date (the “Draft Purchase Price Allocation”). If the Seller does not object to the Draft Purchase Price Allocation within ten (10) days of receipt thereof, then the Draft Purchase Price Allocation shall become final and binding on the parties hereto and shall be referred to herein as the “Purchase Price Allocation”. Any objection to the Draft Purchase Price Allocation shall be made in writing to Buyer and shall set forth the basis for such objection in reasonable detail. If the Seller objects to the Draft Purchase Price Allocation, then the Seller and the Buyer shall negotiate in good faith and use their commercially reasonable efforts to resolve promptly any such objection. If the Seller and the Buyer do not obtain a final resolution within ten (10) days after the Buyer has received the notice of objections, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days after having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Independent Accountant shall be borne equally by the Parties. The Draft Purchase Price Allocation, as amended to reflect any agreement among the Buyer and the Seller and the resolution of any disputed items by the Independent Accountant, shall be referred to herein as the “Purchase Price Allocation”. The Parties shall report the allocation of the Purchase Price among the assets of BNT and its Subsidiaries in a manner consistent with the Purchase Price Allocation and neither Party shall take any position that is inconsistent therewith. The Buyer and the Seller shall cooperate in good faith to update the Purchase Price Allocation to account for any adjustments to the Purchase Price (or other relevant amounts) that may occur after the Closing Date.
(i)Certain Tax Agreements. Any and all Tax indemnity, Tax allocation, Tax sharing agreement or similar agreement where a Seller or any of its Affiliates, on one hand, and any Acquired Company, on the other hand, are parties (other than customary indemnification provisions in commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) shall be terminated as of the Closing. After the Closing, none of the Acquired Companies shall have any further rights or liabilities thereunder for any Tax period (or portion thereof) beginning after the Closing.
1.9Exclusive Dealing. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 6.1, none of the Seller nor any of its Affiliates, officers, directors, representatives or advisor will take any action to encourage, initiate, solicit or engage in discussions or negotiations with, or enter into an agreement with, any Person (other than the Buyer and its authorized representatives) concerning any sale of the Equity Interests or the Business, merger of the Acquired Company, sale of the assets of the Acquired Companies or any similar transactions involving the Acquired Companies (other than sales of Assets in the ordinary course of business consistent with past practice). The Seller shall immediately cease, and cause their representatives, advisors and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.
1.10No Control of the Acquired Companies’ Business. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct any of the Acquired Companies’ operations prior to the Closing. Prior to the Closing, each of the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business, assets and operations.
1.11R&W Insurance Policy.

(a)The Buyer has acquired the conditional binder (the “Binder Agreement”) attached as Exhibit E as of the date hereof, for R&W Insurance Policy, to be issued at Closing in accordance with the terms and subject to the satisfaction of the conditions set forth in the Binder Agreement. The Buyer shall not amend, waive or otherwise modify the R&W Insurance Policy as attached to the Binder Agreement, including Section VIII(B) of the R&W Insurance Policy, in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any action or proceedings against the Seller, any Affiliate of the Seller or any of their respective past, present or future directors, managers, officers, employees or advisors based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement. Seller, any Affiliate of the Seller or any of their respective past, present or future directors, managers, officers, employees or advisors shall be third party beneficiaries of Section VIII(B) of the R&W Insurance Policy.
1.12Restrictive Covenants.
(a)During the period commencing on the Closing Date and continuing until the fourth (4th) anniversary of the Closing Date, neither Seller nor Seller Parent shall, and shall cause their controlled Affiliates not to, do any of the following, whether directly or indirectly, on behalf of or with any other Person, and whether as a principal, agent, shareholder, participant, partner, manager, member, equity owner, lender or otherwise: own, control, manage, or participate in the ownership, control or management of, or render services, assistance or advice to, or have a financial interest in, or lend its name to, any business engaged in, or that is undertaking to become engaged in any business that competes with, or is otherwise engaged in, the Business, including as conducted by the Acquired Companies on or prior to the Closing Date (collectively, the “Competitive Business”), in each case, within the United States and its territories; provided, that the foregoing shall not prohibit the ownership, as a passive investment, of not more than 2% of the capital stock of any Person that is engaged in the Competitive Business so long as such ownership does not involve any active participation in the business of such Person.
(b)During the period commencing on the Closing Date and continuing until the fourth (4th) anniversary of the Closing Date, neither Seller nor Seller Parent shall, and shall cause their controlled Affiliates not to, do any of the following, whether directly or indirectly, on behalf of or with any other Person, and whether as a principal, agent, shareholder, participant, partner, manager, member, equity owner, lender or otherwise:
(i)solicit, induce, attempt to induce, or assist in the solicitation of, any customer or supplier of the Business to cease doing or materially limit its business with the Acquired Companies;
(ii)interfere with the relationship between the Acquired Companies and any customer or supplier of the Acquired Companies; provided, however, Buyer acknowledges that Seller Parent and its Affiliates may now or in the future engage in business related, or ancillary, to the businesses of the Acquired Companies and Buyer which may include business relationships with customers or suppliers of the Acquired Companies and that such relationships shall not be deemed to be a violation of this Section 4.12 to the extent the relationships do not otherwise violate Section 4.12(a) or (b); or
(iii)solicit, induce, attempt to induce, or assist in the solicitation of, any employee, independent contractor (including agents) or other Person employed or engaged by the Buyer or any of its Affiliates (including the Acquired Companies) in any capacity (as an employee, independent contractor or otherwise, whether directly or indirectly) for the purpose of inducing such Person to terminate such employment or other engagement, whether or not such employment or engagement with Buyer (or its Affiliates) is pursuant to a contract or at-will, or hire or engage any such employee, independent contractor (including agents) or other Person, in each case, whether or not for a Competitive Business; provided, however, nothing in this Section 4.12(b)(ii) shall prohibit the Seller or its Affiliates from (A) soliciting any such Person as a result of general solicitation for employment to the public or using an employee recruiting or search firm to conduct a search, in each case, which is not expressly directed at such Person or (B) soliciting any such Person who has ceased (without inducement, encouragement or other involvement by the Seller or its Affiliates) to be employed by any Acquired Company or the Buyer for a period of three (3) months after their separation from an Acquired Company or Buyer.
(c)During the period commencing on the Closing Date and continuing until the fourth (4th) anniversary of the Closing Date, neither Party shall, and shall cause their Affiliates not to, make any disparaging statements regarding the other Party and its Affiliates (including, in the case of Buyer after the Closing, the Acquired Companies) and their respective businesses; provided, that nothing in this Section 4.12(c) prohibits the Parties (or their Affiliates) from (a) making bona fide statements as required by applicable Law, including all applicable United States federal and state securities laws and regulations, or (b) exercising or enforcing any of their rights under this Agreement or any of the Transaction Documents to which they are a party.
The Parties and Seller Parent acknowledge that the covenants set forth in this Section 4.12 are an essential element of this Agreement. The Parties and Seller Parent acknowledge that this Section 4.12 shall survive the Closing and constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement. If the either of the Parties or Seller Parent, or any of their Affiliates, breaches, or threatens to commit a breach of, any of the covenants set forth in this Section 4.12, the non-breaching Party shall have, in addition to, and not in lieu of, any other rights and remedies available to it under law or in equity, the right to have such covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of such covenants would cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy. The Parties and Seller Parent covenant and agree not to oppose any demand for specific performance or injunctive or other equitable relief in case of any such breach or attempted breach.
1.13Sufficiency Representation Remedy. In connection with any material breach by the Seller of the Sufficiency Representation, the Buyer may provide written notice of such breach to the Seller at any time on or prior to the twelve (12) month anniversary of the Closing. Upon receipt of such notice, the Seller shall promptly (A) transfer the applicable assets to the Buyer as may be required to cure such breach at no additional cost to the Buyer, or (B) provide, or cause to be provided, such additional services to Buyer (at no cost to the Buyer) under the Transition Services Agreement and in accordance with and subject to its terms and conditions.
1.14Termination of or Release from Intercompany Agreements.
(a)The Seller shall, and shall cause its Affiliates to, take such actions and make such payments as may be necessary so that concurrently with the Closing, the Acquired Companies, on the one hand, and the Seller and its Affiliates (other than the Acquired Companies), on the other hand, shall settle, discharge, offset, pay, repay in full, terminate, commute or extinguish all intercompany loans, notes and advances regardless of their maturity, including the repayment of the principal and interest on, and the termination of, any intercompany notes, and all intercompany receivables and payables, including any accrued and unpaid interest to but excluding the date of payment, for the amount due.
(b)The Seller shall, and shall cause its respective Affiliates to, take such actions as may be necessary to terminate or commute, concurrently with the Closing, all Intercompany Agreements.
1.15Separation and Migration Cooperation. Following the date hereof, the Parties shall discuss in good faith planning for the provision of services pursuant to the Transition Services Agreement and planning for the migration and integration of the Business (including the data, systems, operations and administration) to and into the Buyer, in accordance with mutually acceptable timetables, guidelines and procedures (which shall comply with applicable Law). During the period commencing on the date hereof and extending until the Closing or the earlier termination of this Agreement pursuant to Section 6.1, the Parties shall use commercially reasonable efforts to (i) determine and perform any migration or transition services reasonably required in order to migrate such services or access to facilities as were provided by or on behalf of the Seller or its Affiliates to the Acquired Companies immediately prior to the Closing Date, but that will not be so provided under the Transition Services Agreement from and after the Closing Date; and (ii) perform any other migration services as are mutually agreed to by the Parties.
1.16Transition Services Agreement. From the date hereof until the Closing, the Parties shall negotiate in good faith a Transition Services Agreement, and the applicable exhibits, schedules and annexes thereto, to be executed at Closing.  Such Transition Services Agreement shall have all customary terms for such an agreement, including but not limited to: (a) Seller shall provide, or cause to be provided, to the Acquired Companies all services (including access to software, data or resources) provided by or through Seller or any of Seller’s Affiliates to the Acquired Companies or the Business during the twelve (12) months prior to the date hereof (the “Baseline Period”) to the extent such services can be provided in accordance with applicable Law, or otherwise necessary for the operation of the Business after Closing; (b) all such services shall be provided at actual cost, without markup, at no less than the standard of quality and care that such services were provided during the Baseline Period; provided, that, (i) for up to twelve (12) months following the Closing all services related to IT security and infrastructure shall be provided at no cost and (ii) Seller shall reimburse the Buyer for expenses associated with onboarding employees of the Acquired Companies in an aggregate amount not to exceed $50,000; and (c) such services shall be provided for a period of up to twelve (12) months, subject to any different periods or extensions agreed to in the Transition Services Agreements.  Once agreed and finalized in accordance with this Section 4.16, the final form of the Transition Services Agreement shall be incorporated as Exhibit C to this Agreement.
1.17Post-Closing Cash Retention Bonuses. To the extent Buyer pays, or causes the Acquired Companies to pay, cash retention bonuses to any employees of the Acquired Companies within sixty (60) days after the Closing, then within ten (10) Business Days after receipt by Seller of documentation confirming the payment of such cash retention bonuses, Seller shall reimburse Buyer, by wire transfer of immediately available funds to an account designated by Buyer in writing, an amount equal to the lesser of (a) one-half of the aggregate amount of such cash retention bonuses paid by Buyer or the Acquired Companies, or (b) $110,980.35.
1.18Real Property Lease Documentation. As promptly as practicable after the date hereof, and in any event prior to Closing, Seller will use its commercially reasonable efforts to obtain and provide the Buyer with complete copies of the documents set forth on Section 4.18 of the Disclosure Schedule.

Article 5

CONDITIONS PRECEDENT TO CLOSING
1.1Conditions Precedent to Obligations of the Buyer. The obligation of the Buyer to purchase the Equity Interests and consummate the other transactions that are consummated at the Closing is subject to the satisfaction, as of the Closing, of the following conditions (any of which may be waived, to the extent permitted by Law, by the Buyer in whole or in part):
(a)The representations and warranties of the Seller contained in (i) Section 2.1 (Organization), Section 2.2 (Power and Authorization), Section 2.5 (Capitalization), Section 2.6 (Ownership of Equity Interests) and Section 2.24 (Brokers) shall be correct and complete in all respects (other than failures to be correct and complete that are de minimis) as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be correct and complete in all respects (other than failures to be correct and complete that are de minimis) as of that specified date) and (ii) Article 2 (other than those addressed in clause (i)) shall be correct and complete in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be correct and complete in all respects as of that specified date), in each case, without giving effect to the words “material,” “Material Adverse Effect” or words of similar import contained in such representations and warranties, except where the failure of such representations and warranties to be correct and complete would not have, individually or in the aggregate, a Material Adverse Effect.
(b)The Seller shall have performed, in all material respects, all covenants and obligations required by this Agreement to be performed by the Seller on or before the Closing Date.
(c)The Buyer shall have received the following agreements and documents:
(i)The Seller shall have delivered or caused to be delivered to the Buyer each of the documents required to be delivered pursuant to Section 1.6(a); and
(ii)evidence satisfactory to the Buyer that the Seller has taken or has caused to be taken all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, the Acquired Companies’ participation in the Seller Benefit Plans, in accordance with Sections 4.5(d) and (f).
(d)Each of the Acquired Companies, as applicable, at Closing will hold sufficient capital to meet any regulatory capital requirements applicable to such Acquired Company.
(e)The Restructuring contemplated by this Agreement shall be consummated prior to the Closing hereunder, and any evidence thereof as reasonably requested by the Buyer, including copies of any related transfer documentation entered into in order to effectuate the Restructuring, shall be provided to the Buyer.
(f)From the date hereof through the Closing Date, no Material Adverse Effect shall have occurred.

(g)The Seller or the Acquired Companies, as applicable, shall have received the consents, waivers, authorizations, and approvals of third parties as set out in Section 2.3(a) of the Disclosure Schedule.
(h)From the date hereof through the Calculation Date, there shall have been no liabilities incurred at ANTHC, other than any liabilities included in the calculation of Adjusted SAP Surplus or that were otherwise extinguished prior to the Calculation Date.
1.2Conditions Precedent to Obligations of the Seller. The obligation of the Seller to sell the Equity Interests to the Buyer is subject to the satisfaction, as of the Closing, of the following conditions (any of which may be waived, to the extent permitted by Law, by the Seller in whole or in part):
(a)The representations and warranties of the Buyer contained in Article 3 shall be correct and complete in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be correct and complete in all respects as of that specified date), except where the failure of such representations and warranties to be correct and complete would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.
(b)The Buyer shall have performed, in all material respects, all covenants and obligations required by this Agreement to be performed by the Buyer on or before the Closing Date.
(c)The Seller shall have received the following agreements and documents:
(i)The Buyer shall have delivered or caused to be delivered to the Seller each of the documents required to be delivered pursuant to Section 1.6(b);
(ii)evidence reasonably satisfactory to Seller of the satisfaction, including premium payment, of the conditions to the issuance of the R&W Insurance Policy set forth in the Binder Agreement.
(d)The Buyer shall have paid the Closing Consideration and made the other payments contemplated by Section 1.3.
1.3Conditions Precedent to Obligations of the Parties. The obligation of each of the Parties to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing, of the following conditions (any of which may be waived, to the extent permitted by Law, by mutual agreement of the Parties in whole or in part):
(a)No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.
(b)The Parties shall have received all consents, authorizations, Orders and approvals listed on Section 5.3(b) of the Disclosure Schedule without the imposition of a Burdensome Condition, which shall not have been terminated or withdrawn.

Article 6

TERMINATION
1.1Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned as set forth below at any time prior to the Closing:
(a)by mutual written consent of the Parties;
(b)by either Party if the Closing has not occurred on or before 5:00 p.m., New York City time, on September 1, 2023, which date may be extended from time to time by mutual written consent of the Parties (such date, as so extended from time to time, the “End Date”); provided, that neither the Buyer nor the Seller may terminate this Agreement pursuant to this Section 6.1(b) if (x) in the case of the Buyer, the Buyer or (y) in the case of the Seller, the Seller is in material breach of any of its respective covenants or other obligations hereunder and such material breach causes, or results in, the failure of the Closing to occur by the End Date; provided, further, that if on the End Date the conditions set forth in Section 5.3(b) have not been satisfied then, provided that all other closing conditions have been or remain capable of being satisfied on the Closing Date, the End Date shall be automatically extended to 5:00 p.m., New York City time, on December 1, 2023;
(c)by either Party if any court of competent jurisdiction or other Governmental Entity shall have issued an Order restraining, enjoining or otherwise prohibiting the transactions contemplated herein and such Order shall have become final and nonappealable;
(d)by the Buyer if (i) any of the representations and warranties of the Seller contained in Article 2 fail to be correct and complete such that the condition set forth in Section 5.1(a) would not be satisfied or (ii) the Seller has breached or failed to comply with any of its covenants or obligations under this Agreement such that the condition set forth in Section 5.1(b) would not be satisfied and such failure or breach with respect to any such representation, warranty, covenant or obligation cannot be cured or has not been cured within 30 days after the giving of written notice to the Seller of such failure or breach; or
(e)by the Seller if (i) any of the representations and warranties of the Buyer contained in Article 3 fail to be correct and complete such that the condition set forth in Section 5.2(a) would not be satisfied or (ii) the Buyer has breached or failed to comply with any of its covenants or obligations under this Agreement such that the condition set forth in Section 5.2(b) would not be satisfied and such failure or breach with respect to any such representation, warranty, covenant or obligation cannot be cured or has not been cured within 30 days after the giving of written notice to the Buyer of such failure or breach (provided that the failure of the Buyer to pay the Purchase Price and other Closing payments at the Closing pursuant to Article 1 shall not be subject to cure).
1.2Effect of Termination. In the event this Agreement is validly terminated pursuant to Section 6.1, it shall become void and have no effect, and there shall be no further obligation on the part of either Party, except that in the case of any such termination, the provisions of this Article 6, Section 4.2(b), Section 4.6 and Article 8, as well as any defined terms used in such Sections, shall survive, provided that, subject to the other terms hereof, neither Party shall be relieved of any liability under this Agreement for Fraud or for any intentional and material breach of any covenant, representation, warranty or agreement set forth in this Agreement. The Parties agree that a Party’s failure to close the transactions contemplated herein on the Closing

Date in circumstances in which all of the closing conditions in Sections 5.1 and 5.3 (in the case of the Buyer) or in Sections 5.2 and 5.3 (in the case of the Seller) have been satisfied or waived shall be deemed to be an intentional and material breach by such Party.
Article 7

INDEMNIFICATION
1.1Survival. Subject to the terms, conditions and limitations set forth in this Agreement, the representations and warranties contained herein shall expire, and all remedies exercisable by an Indemnified Party against a Defending Party with respect to such representatives and warranties will terminate, on the close of business on the date that is twelve (12) months after the Closing Date. The Seller shall have no liability pursuant to Section 7.2(a)(vi) unless on or before the date that three (3) years following the date hereof, the Buyer notifies the Seller in writing of a claim specifying the factual basis of such claim in reasonable detail (to the extent known and based upon the information then possessed by the Buyer). None of the covenants or other agreements contained in this Agreement shall survive the Closing Date; provided that (i) the covenants set forth in Section 4.1 shall survive until the close of business on the date that is six (6) months after the Closing Date and (ii) any covenants or agreements which by their terms expressly require performance after the Closing Date shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted by an Indemnified Party in good faith with reasonable specificity and in writing by notice to the applicable Party from whom indemnification is sought prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.
1.2Indemnification.
(a)Subject to the terms, conditions and limitations set forth in this Agreement (including the provisions of this 7), the Seller shall indemnify the Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all claims, damages, costs, expenses, reasonable attorneys’ fees and costs, Taxes, penalties, obligations and other liabilities (hereinafter referred to collectively as “Losses”) incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon or arising out of:
(i)any breach of any of the representations and warranties made by the Seller in Article 2;
(ii)any failure of the Seller to perform any of its covenants or obligations under this Agreement;
(iii)any Debt relating to periods prior to the Closing to the extent not included in the calculation of Adjusted Tangible Net Worth or Adjusted SAP Surplus;
(iv)any Transaction Expenses of the Acquired Companies to the extent not included in the calculation of Adjusted Tangible Net Worth or Adjusted SAP Surplus;
(v)any Covered Taxes; and
(vi)any matter set forth on Section 7.2 of the Disclosure Schedules.

(b)Subject to the terms, conditions and limitations set forth in this Agreement (including the provisions of this Article 7), the Buyer shall indemnify the Seller and its Related Persons (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon or arising out of:
(i)any breach of any of the representations and warranties made by the Buyer in Article 3; and
(ii)any failure by the Buyer to perform any of its covenants or obligations under this Agreement.
1.3Indemnification Limits and Qualifications.
(a)Except in the case of Fraud, the Seller shall not be liable for indemnification of the Buyer Indemnified Parties pursuant to Section 7.2(a)(i) until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) exceeds the Basket, in which event Seller shall only be required to pay or be liable for Losses in excess of the Basket; provided, that any inaccuracy in or breach of any representation or warranty, and the amount of Losses in connection with a claim for indemnification under this Agreement, shall be determined without regard to any standard of materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(b)Except in the case of Fraud, (i) Seller’s aggregate liability for indemnification of the Buyer pursuant to Section 7.2(a)(i) shall not exceed the Indemnity Escrow Amount and (ii) Seller’s aggregate liability for any claims for indemnification under Section 7.2(a)(ii), Section 7.2(a)(iii), Section 7.2(a)(iv) and Section 7.2(a)(vi) shall not exceed the Purchase Price.
(c)Subject to the other limitations contained in this Article 7, any Losses for which indemnification is required by the Seller shall be recovered (i) first out of the funds held by the Escrow Agent in the Indemnity Escrow Account, (ii) second, and upon satisfaction of the R&W Retention Amount (which shall be inclusive of any amounts satisfied out of the Indemnity Escrow Account), from the R&W Insurance Policy and (iii) third, solely for claims under Sections 7.2(a)(ii) – 7.2(a)(v) from the Seller.
(d)Notwithstanding any other terms in this Article 7, Losses shall not include punitive, incidental, consequential, special or indirect damages, except for loss of future revenue or income, to the extent such damages are reasonably foreseeable. Any Losses for which the Buyer Indemnified Parties are entitled to indemnification shall be determined without duplication of recovery by reason of the state of facts fiving rise to such Loss constituting a breach or more than one representation, warranty or covenant or obligation.
(e)The amounts for which the Parties shall be liable under this Article 7 shall be net of any insurance proceeds (including under the R&W Insurance Policy) and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such Losses. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies (including the R&W Insurance Policy) or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(f)The amounts for which the Parties shall be liable under this Article 7 shall be net of any Tax Benefit actually realized with respect to such Loss by such Indemnified Party in the year in which such Loss occurred. If any Indemnified Party receives a Tax Benefit after an indemnification payment is made to it, such Buyer Indemnified Party shall promptly pay to Seller the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by such Buyer Indemnified Party. For purposes of this Section 7.3(f), “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes that otherwise would have been paid, in each case computed at the highest marginal tax rates applicable to the recipient of such Tax Benefit.
(g)Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to a claim for indemnification under this Article 7.
(h)Except as expressly provided herein, the Seller shall not be liable under this Article 7 for any Losses based upon or arising out of any breach or inaccuracy of any of the representations or warranties of the Seller contained in this Agreement to the extent indemnification or insurance remedies (including, without limitation, under the R&W Insurance Policy) are available with respect to such breach and have not been fully exhausted.
(i)Within two (2) Business Days after the date which is twelve (12) months after the Closing Date (the “Indemnity Escrow Release Date”), Buyer and Seller shall jointly instruct the Escrow Agent in writing to disburse by wire transfer to an account or accounts designated to the Escrow Agent by Seller, an amount equal to (x) the then remaining balance of the Indemnity Escrow Amount, minus (y) the amount of all Unresolved Claims. “Unresolved Claims” means, as of 5:00PM (New York City time) on the Indemnity Escrow Release Date, the aggregate amount of all indemnification claims made in accordance with this Agreement that have not previously been finally resolved or satisfied in accordance with this Agreement.
1.4Claims Not Involving Third Parties. The Buyer Indemnified Parties or the Seller Indemnified Parties shall assert a claim for indemnification under Section 7.2 against the Seller or the Buyer (as the case may be) for any matter not involving a third party by giving notice to the Seller or the Buyer (as the case may be) that describes the claim in reasonable detail, includes all reasonably available documents or other information relating to such claim and indicates the amount (which may be estimated in good faith) of the Losses that have been or may be sustained by the Indemnified Party.
1.5Third Party Claims.
(a)If any Buyer Indemnified Party or Seller Indemnified Party (any such being an “Indemnified Party”) desires to make a claim for indemnification under Section 7.2 arising from a claim by a third party, such Indemnified Party shall notify the Buyer (in the case of a claim by any Seller Indemnified Party) or the Seller (in the case of a claim by any Buyer Indemnified Party (in either case, the “Defending Party”)) of the claim (the “Indemnified Party Claim”) in writing promptly after receiving notice of any third party Proceeding, describing in reasonable detail the Indemnified Party Claim, including copies of all complaints, summons, petitions, demand letters and all reasonably available documents or other information relating to such claim and indicating the amount (which may be estimated in good faith) of the Losses that have been or may be sustained by the Indemnified Party (the “Indemnified Party Claim Notice”); provided, that the failure to so notify shall not relieve the Defending Party of its obligations hereunder, except to the extent that the Defending Party is actually prejudiced thereby. The Defending Party shall have the right to assume the control of the defense of any such third party claims, including, at its own expense, employment of counsel reasonably satisfactory to the Indemnified Party by delivering written notice to the other Party (the “Defending Party Notice”); provided, that if the Defending Party is the Seller, such Defending Party shall not have the right to defend or direct the defense of any such Indemnified Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of any Acquired Company at the time such claim is asserted, or (y) seeks an injunction or other equitable relief against the Indemnified Party. Notwithstanding the foregoing, and without the need for Seller to deliver a separate Defending Party Notice, the Parties hereby acknowledge and agree that Seller shall control the defense of any claims related to items 1, 3 and 5 set forth on Section 7.2 of the Disclosure Schedules.
(b)If the Defending Party shall have exercised its right to assume such control, the Indemnified Party may, in its sole discretion and at its own expense, employ counsel to represent it (in addition to counsel employed by the Defending Party) in any such matter, and in such event counsel selected by the Defending Party shall cooperate with such counsel of the Indemnified Party in such defense, compromise or settlement.
(c)Notwithstanding any other provision of this Agreement, the Defending Party shall not enter into settlement of any Indemnified Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.5(c). If a firm offer is made to settle an Indemnified Party Claim and (i) such judgment, settlement or compromise includes, as an unconditional term thereof, the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability with respect to such claim, (ii) such judgment, settlement or compromise would not require the admission by the Indemnified Party of any wrong doing on its part, and (iii) as a result of such judgment, settlement or compromise, no injunctive or other equitable relief would be imposed against the Indemnified Party, then the Defending Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Indemnified Party Claim and in such event, the maximum liability of the Defending Party as to such Indemnified Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Indemnified Party Claim, the Defending Party may settle the Indemnified Party Claim upon the terms set forth in such firm offer to settle such Indemnified Party Claim.
(d)In the event that the Defending Party fails to give the Defending Party Notice within 30 days after receiving notice of the Indemnified Party Claim pursuant to Section 7.5(a), the Defending Party will be deemed to have elected not to conduct the defense of the subject third party claim, and in such event the Indemnified Party will have the right to conduct such defense and to compromise and settle such claim without the consent of the Defending Party. The Indemnified Party shall have the right to compromise and settle the third party claim only with the prior written consent of the Defending Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(e)The Indemnified Party will cooperate with and make available to the Defending Party such assistance, documents and other materials as the Defending Party may reasonably request, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(f)Notwithstanding who is controlling the defense or settlement of any third party claim, and without regard to who might be ultimately responsible for the liability related thereto, such Party controlling the defense or settlement shall diligently and vigorously defend such claim (subject to such Party’s right to settle such Indemnified Party Claim in accordance with the terms of this Section 7.5).
1.6Exclusive Remedy. Other than with respect to any Losses resulting from Fraud, following the Closing, the indemnification rights in this Article 7 shall be the sole and exclusive remedy of the Parties with respect to any breaches of representations, warranties, covenants and obligations in this Agreement or any of the Transaction Documents or otherwise in respect of the transactions contemplated herein and therein. For the avoidance of doubt, nothing contained in this Agreement shall be construed to limit the Buyer Indemnified Parties’ rights under the R&W Insurance Policy.
1.7Adjustment to Purchase Price. The Parties agree that any indemnification payment shall be treated as an adjustment to the Purchase Price unless otherwise required pursuant to applicable Law.
1.8Seller Parent Guaranty. Seller Parent acknowledges and agrees that it will receive a material direct or indirect benefit from the transactions contemplated by this Agreement and, accordingly, Seller Parent hereby unconditionally and irrevocably guarantees Seller’s indemnification obligations under this Article 7.
Article 8

MISCELLANEOUS
1.1Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party shall take all such reasonable necessary action to (a) execute and deliver to each other such other documents and (b) do such other acts and things as a Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents.
1.2No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assignees and nothing herein, expressed or implied, will give or be construed to give any Person, other than such Persons and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, it is hereby acknowledged and agreed by the Parties that the D&O Indemnified Persons, Buyer Indemnified Parties and the Seller Indemnified Parties are intended to be express third-party beneficiaries of this Agreement.
1.3Entire Agreement. This Agreement, together with the Transaction Documents, the Confidentiality Agreement and any other documents, agreements and certificates referred to herein and to be delivered pursuant hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all other agreements, negotiations, understandings and discussions of the Parties, whether oral or written. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein.
1.4Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither of the Parties may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any attempt to do so will be null and void ab initio; provided that Buyer may designate one or more of their Affiliates to perform its obligations hereunder; provided, however, Buyer shall remain responsible for the performance of all of its obligations hereunder.
1.5Counterparts. This Agreement, the Transaction Documents and the other documents to be executed and delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same Agreement or document. The delivery of copies of this Agreement, the Transaction Documents or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission, including the use of electronic signatures such as DocuSign or Adobe signatures, will constitute effective execution and delivery of this Agreement, the Transaction Document or such other document for all purposes.
1.6Interpretation.
(a)The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
(b)Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(c)As used in this Agreement the word “including” means including without limitation and the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof.
(d)References herein to “Sections,” “Schedules” and “Exhibits” refer to Sections of, Schedules to and Exhibits to this Agreement, unless another agreement is specified.
(e)All references to “$” refer to United States dollars.
(f)Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).
(g)The word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions.
(h)References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time.
(i)Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement. Any reference to “days” (e.g., as a notice period or period of time for payment) shall mean calendar days unless the term “Business Days” is used.
(j)The table of contents and Article, Section and subsection headings in this Agreement are inserted for convenience of reference only, are not intended to be full or accurate descriptions of the content of the Articles, Sections or subsections of this Agreement and shall not affect the construction hereof.
1.7Notices. All notices, requests, claims, demands, disclosures and other communications required or permitted to be delivered, given or otherwise provided under this Agreement shall be in writing and shall be deemed to have been duly given or made if (a) delivered by hand (with written confirmation of receipt), (b) sent by e-mail of a PDF document (with confirmation of transmission) or (c) sent by registered or certified mail, postage prepaid or by a recognized prepaid overnight courier service (which provides a receipt) to a Party at the following addresses (or at such other addresses as shall be specified by a Party by like notice):
If to the Buyer (or, after the Closing, any of the Acquired Companies):
Essent US Holdings, Inc.
Two Radnor Corporate Center
100 Matsonford Road
Radnor, Pennsylvania 19087

with a copy to (which shall not constitute notice):
Willkie Farr & Gallagher
787 7th Avenue
New York, NY 10019

If to the Seller:
Finance of America Holdings LLC
5830 Granite Parkway, Suite 400
Plano, Texas 75024
with a copy to (which shall not constitute notice):
Hunton Andrews Kurth LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
Such notices, requests, demands, and other communications shall be effective (a) if given by personal delivery, mail or courier pursuant to this Section 8.7, upon physical receipt, or (b) if given by email pursuant to this Section 8.7, as of the date of confirmed delivery if delivered before 5:00 p.m. at the place of receipt on any Business Day, or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. at the place of receipt on any Business Day or during any non-Business Day at the place of receipt.
1.8Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement, and all Proceedings (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any Proceeding based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations, without reference to conflicts of law principles.
(b)Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any Proceeding arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, (ii) agrees that every such Proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such Proceedings shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any Proceeding arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any Proceeding so brought.
(c)Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any Proceeding arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, including an appeal thereof.
(d)Each of the Parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 8.7 shall be effective service of process for any Proceeding brought against such Party arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby; provided, however, that the foregoing clause shall not limit the right of any Party to serve legal process in any other manner permitted by applicable Law.
(e)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(e).

1.9Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed by the Buyer and the Seller. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.
1.10Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.
1.11Expenses. Except as otherwise provided in this Agreement, each Party shall bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Transaction Documents, the compliance herewith and therewith and the transactions contemplated herein and therein, including all fees and expenses of its Affiliates; provided, however, that (i) the fees and expenses of the Independent Accountant, if applicable, shall be paid or reimbursed in accordance with Section 4.9, as applicable, (ii) the fees and expenses of the Escrow Agent shall be borne by the Buyer, and (iii) the Insurance Costs shall be borne half (50%) by Buyer and half (50%) shall be included as a Transaction Expense.
1.12Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as expressly provided in this Agreement, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity and without the necessity of posting bonds or any other undertaking in connection therewith. The Parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the Parties hereby waive any such requirement of such a bond or undertaking.
1.13No Double Counting. The Parties intend that the provisions of this Agreement be applied in a manner that prevents any item of refund, credit, offset, abatement, Taxes or expenses, including the calculation of Transaction Expenses, Adjusted SAP Surplus and Adjusted Tangible Net Worth, from being taken into account more than once.
1.14Post-Closing Representation.
(a)Hunton Andrews Kurth LLP will be permitted, from and after the Closing, to represent the Seller in connection with matters in which the Seller is adverse to any of the Acquired Companies, the Buyer and/or their respective Affiliates, including any disputes that the Seller may hereafter have against any of the Acquired Companies, the Buyer and/or their respective Affiliates, including pursuant to Section 4.11 and Article 7. The Buyer, which is represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive any actual or potential conflicts of interest that may hereafter arise in connection with Hunton Andrews Kurth LLP’s future representation of the Seller on matters in which the interests of the Seller are adverse to the interests of the Acquired Companies, the Buyer and/or their respective Affiliates, including any matters that arise out of or relate to the negotiation, execution or performance of this Agreement or the Transaction Documents or matters that are substantially related thereto.
(b)The Parties further agree that notwithstanding any Law to the contrary, all legally privileged communications between or among the Acquired Companies, its counsel, the Seller and/or the Seller’s counsel relating to the negotiation, execution or performance of this Agreement or the Transaction Documents or to the transactions contemplated herein or therein (collectively, “Confidential Communications”) shall be controlled by the Seller and that such privilege shall survive the Closing and remain in effect. The Buyer and the Acquired Companies shall take such actions as may be reasonably necessary to preserve such privilege for the Seller and agree that any inadvertent disclosure of any such privileged communication shall not constitute a waiver of the attorney-client privilege or other legal doctrine applicable thereto. In addition, the Buyer and the Acquired Companies waive, and shall cause the other Acquired Companies to waive, any conflicts of interest that may arise in connection with (i) the Acquired Companies’ counsel representing the Seller after the Closing, and (ii) the communication by the Acquired Companies’ counsel with the Seller in any such representation, of any fact known to such counsel, including in connection with any negotiation, arbitration, mediation, litigation or other proceeding in any way related to a dispute among any of the Parties following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute. The Buyer acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement.
1.15Disclosures. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant by any Party or among the Parties unless clearly specified to the contrary herein or therein. For completeness of disclosure and convenience of reference, the Disclosure Schedule may include information or items which are not necessarily material, and any such inclusion, or any references to dollar amounts, shall not be deemed to expand the representations and warranties in this Agreement, modify the levels of materiality contained in this Agreement, constitute an admission that such information or items are material or arose outside the ordinary course of business or define further the meaning of any terms defined in this Agreement. The section numbers in the Disclosure Schedule correspond to the applicable section of this Agreement, including the representations and warranties contained therein; provided, however, that any information or items set forth in one section of the Schedules shall be deemed to apply to all other sections of this Agreement or the Schedules, but only to the extent that the applicability of such information or items is reasonably apparent. No disclosure in the Disclosure Schedule shall constitute, or be deemed to be, an admission to any third party concerning such item, including with respect to any actual or possible breach or violation of any Contract or Law, or a waiver of any attorney-client privilege associated with such information or items or any protection afforded by the work-product doctrine with respect to any of the information or items disclosed or discussed therein.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Stock Purchase Agreement as of the date first written above.

BUYER:    ESSENT US HOLDINGS, INC.

By:    /s/Mark A. Casale
Name: Mark. A. Casale
Title: President and Chief Executive Officer

SELLER:    INCENTER LLC

By:     /s/Graham Fleming
Name: Graham Fleming
Title: Chief Administrative Officer

SELLER PARENT:    FINANCE OF AMERICA EQUITY CAPITAL LLC

By:     /s/Graham Fleming
Name: Graham Fleming
Title: President & Interim Chief Executive Officer

Exhibit A
Definitions
“Acquired Companies” has the meaning set forth in the Recitals.
“Acquired Company Benefit Plan” means each Benefit Plan (i) sponsored or maintained by Seller or a Subsidiary of the Seller (including any Acquired Company) for the exclusive benefit of any Company Service Provider, (ii) entered into between any Acquired Company and any Company Service Provider or (iii) with respect to which any Acquired Company has or may have liability.
“Acquired Insurance Companies” means Agents National Title Insurance Company, a Missouri corporation and BNT Title Company of California, a California corporation.
“Adjusted Closing Consideration” has the meaning set forth in Section 1.7(a).
“Adjusted SAP Surplus” means SAP Surplus, minus any intercompany receivables, plus intercompany payables, minus any Debt items not currently reflected on the balance sheet.
“Adjusted Tangible Net Worth” means Total Adjusted Assets less Total Adjusted Liabilities.
“Affected Employees” has the meaning set forth in Section 4.5.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes hereof, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of equity interests, by contract or otherwise.
“Affiliate Reinsurance Contracts” has the meaning set forth in Section 2.16(a).
“Agreement” has the meaning set forth in the preface.
“ANTIC” has the meaning set forth in Section 2.8(b)(i).

“ANTHC” has the meaning set forth in the Recitals.

“Assets” means, collectively, all of the tangible and intangible assets, rights and properties held for use or owned by any of the Acquired Companies, including all Real Property and Company Intellectual Property, determined in accordance with GAAP or SAP, as applicable.
“Baseline Period” has the meaning set forth in Section 4.16.
“Basket” means $400,000.
“Benefit Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA (ii) employment, consulting, commission, severance, change in control, transaction bonus, retention or other similar plan, contract, agreement, program or arrangement or (ii) other plan, contract, agreement, program or arrangement of any kind (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic) providing for compensation or other forms of incentive, equity or equity-based or deferred compensation, bonus, commission, severance, fringe benefits, perquisites, disability,
Exhibit A - 1

sick leave benefits, supplemental unemployment benefits or post-employment welfare benefits, or retirement, profit-sharing or other savings benefits.
“Binder Agreement” means that certain Binder Agreement, dated February 1, 2023, by and between the Buyer and Euclid Transactional, LLC, and attached as Exhibit E.
“BNT” has the meaning set forth in the Recitals.
“Books and Records” means the books, records, files, data and information of the Acquired Companies (including customer and supplier lists, financial and accounting records, purchase orders and invoices, sales orders, and credit and collection records).
“Burdensome Condition” means, in connection with the Buyer’s receipt of any consent from a Governmental Entity required in connection with the transactions contemplated by this Agreement, (a) any requirement to sell, divest or dispose of any business or entity of the Buyer or the Acquired Companies in each case except for such actions related to immaterial assets (with such assets measured on a scale related to the Buyer and its Subsidiaries, including the Acquired Companies, taken as a whole), (b) any requirement for the provision of any new guaranty, keepwell, capital maintenance, capital injection or similar agreement with respect to the Acquired Companies or (c) any requirement or condition imposed by a Governmental Entity (other than those requirements generally applicable under applicable Law as of the date hereof) that would reasonably be expected to (i) have a Material Adverse Effect on the Acquired Companies, (ii) materially impair the economic benefits reasonably expected to be realized by the Buyer in connection with the transactions contemplated by this Agreement, or (iii) have a Material Adverse Effect on the Buyer and its Subsidiaries (including the Acquired Companies after the Closing Date), taken as a whole.
“Business” shall mean the business conducted by the Acquired Companies as of the date hereof and as of the Closing Date, including, without limitation, title insurance, closing and settlement services.
“Business Data” means information of the Acquired Companies that is not publicly available and is business-related information, the tampering with which, or unauthorized disclosure, access or use of which, could cause a material adverse impact to the business operations or security of the Acquired Companies.
“Business Day” means each day other than a Saturday, Sunday or other day on which banks in New York, New York, are not required by Law to be open.
“Buyer” has the meaning set forth in the preface.
“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).
“Calculation Time” has the meaning set forth in Section 1.3.
“Change in Control Payment” shall mean any transaction, retention, change in control or similar bonuses, severance payments and other Company Service Provider-related change in control payments payable by any of the Acquired Companies as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith whether payable on the Closing Date or at a later time, and whether payable by an Acquired Company) as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement.
“Closing” has the meaning set forth in Section 1.5.
Exhibit A - 2

“Closing Consideration” has the meaning set forth in Section 1.4(b).
“Closing Date” has the meaning set forth in Section 1.5.
“Closing Date SAP Surplus” means the Adjusted SAP Surplus, calculated as of the Calculation Time.
“Closing Date Adjusted Tangible Net Worth” means the Adjusted Tangible Net Worth, calculated as of the Calculation Time.
“Closing Statement” has the meaning set forth in Section 1.7(a).
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company Intellectual Property” means the Intellectual Property (i) owned or purported to be owned by the Acquired Companies (whether exclusively by one Acquired Company or jointly among multiple Acquired Companies), or (ii) licensed or purported to be licensed to the Acquired Companies, in connection with their business as currently conducted, including all Intellectual Property in and to Company Technology.
“Company Registrations” has the meaning set forth in Section 2.14.
“Company Service Provider” means each individual who is a current or former director, officer, employee, independent contractor or other service provider of any of the Acquired Companies.
“Company Technology” means the Technology (i) used or held for use by, (ii) licensed by; or (iii) necessary for, or otherwise material to the Acquired Companies in connection with their business.
“Confidential Communications” has the meaning set forth in Section 8.14.
“Confidentiality Agreement” means that certain confidentiality agreement, executed as of September 26, 2022, by and between the Buyer and the Seller.
“Consolidated Return” means any and all Tax Returns filed on a combined, consolidated or unitary basis, that, at any time on or before the Closing Date, include or included the Acquired Companies (or any direct or indirect predecessor of any Acquired Company), on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies), on the other hand.
“Contracts” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or any other agreement, instrument or obligation, whether written or oral, to which any Acquired Company is a party or is bound.
“Covered Taxes” means (a) any and all Taxes of any Acquired Company, or for which any Acquired Company may otherwise be liable, for any Pre-Closing Tax Period (determined in accordance with Section 4.8(a)(iii) in the case of a Straddle Period); (b) any Taxes for which any Acquired Company may be liable under Treasury Regulations 1.1502-6 or any similar provision of state, local or foreign Law by virtue of any Acquired Company having been a member of a consolidated, combined, affiliated, unitary or other similar tax group prior to the Closing; (c) any Taxes of any other Person for which any Acquired Company is liable as a transferee or successor, by contract or otherwise; (d) any Taxes resulting or arising from the Restructuring; (e) any Taxes resulting or arising from a breach of Section 2.11(l); (f) the portion of any transfer
Exhibit A - 3

Taxes allocable to the Seller pursuant to Section 4.8(d); or (g) any Taxes that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any payments made pursuant to this Agreement.
“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” shall mean any quarantine, ‘shelter in place’, ‘stay at home’, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.
“D&O Indemnified Person” has the meaning set forth in Section 4.7(a).
“Data Protection Laws” means any applicable Laws relating to data protection, privacy, data security, cybersecurity, and general consumer protection laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications and marketing by email or other channels.
“Data Protection Requirements” means all applicable (a) Data Protection Laws; (b) Privacy Policies; and (c) terms of any agreements, industry standards (including the Payment Card Industry Data Security Standard and the Payment Application Data Security Standard), and/or codes-of-conduct to which such Acquired Company is bound and relating to such Acquired Company’s collection, use, storage, disclosure, or cross-border transfer of Personal Data.
“Data Security Breach” means an event resulting in any unauthorized access or destruction, use, modification, unavailability, loss, acquisition of or disclosure to, Personal Data and/or Business Data (a) for which notice is required to be provided to any individual, Governmental Entity, self-regulatory agency, or other supervisory body pursuant to any Data Protection Laws; (b) that have a reasonable likelihood of materially harming any consumer or any material part of the normal operations of the Acquired Companies; (c) jeopardizes the confidentiality, integrity, or availability of one or more of the Acquired Companies’ IT Systems or the Personal Data and/or Business Data the IT Systems processes, stores, or transmits or (d) constitute a material violation of the Acquired Companies security policies or security procedures.
“Debt” means, without duplication, (i) the principal and premium (if any) in respect of all indebtedness of the Acquired Companies for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, all accrued and unpaid interest thereon and any cost, fee or penalty associated with prepaying any such debt; (ii) the principal and premium (if any) in respect of all other indebtedness of the Acquired Companies evidenced by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest thereon; (iii) all obligations of the Acquired Companies to pay the deferred and unpaid purchase price of property and equipment that have been delivered (other than trade payables and other similar obligations incurred in the ordinary course of business); (iv) negative balances in bank accounts of the Acquired Companies; (v) any unfunded or underfunded liabilities pursuant to any pension, retirement or nonqualified deferred compensation plan or arrangement, any contributions (other than an employee contribution) required to be made by any of the Acquired Companies under any Acquired Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code for any periods prior to the Closing that have not been remitted to such plan prior to the Closing, any unpaid severance obligations of the Acquired Companies with respect to Company Service Providers terminated prior to the Closing, and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date, in each case, together with the employer
Exhibit A - 4

portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith; (vi) accrued but unpaid income Taxes of the Acquired Companies for any Pre-Closing Tax Period; and (vii) all Debt of another Person referred to in clauses (i) through (vi) above guaranteed directly or indirectly, jointly or severally, in any manner by the Acquired Companies and which guarantee will stay in place following the Closing, but excluding, in each case, any capitalized leases. Notwithstanding the foregoing, Debt shall not include any amounts included in Adjusted Tangible Net Worth or Adjusted SAP Surplus.
“Defending Party” has the meaning set forth in Section 7.5(a).
“Defending Party Notice” has the meaning set forth in Section 7.5(a).
“Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Buyer on the date hereof.
“End Date” has the meaning set forth in Section 6.1(b).
“Environmental Law” means any and all federal, state, foreign, local or municipal laws (including common law), rules, orders, regulations, statutes, ordinances, codes, decrees or other legally binding requirements of any Governmental Entity which is applicable to the Acquired Companies and which relates to pollution or protection of the environment, including any law regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Substances.
“Equity Securities” has the meaning set forth in Section 2.5(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that is, or was at the relevant time, treated as a single employer with any Acquired Company under Section 414 of the Code or Section 4001(b)(1) of ERISA or would be treated as members of the same “controlled group” within the meaning of Section 4001(a)(14) of ERISA.
“Escrow Agent” means the third party escrow agent to be agreed upon by the Parties and engaged pursuant to the Escrow Agreement.
“Escrow Agreement” means that certain escrow agreement dated as of the Closing Date by and amount the Buyer, the Seller and the Escrow Agent in a form mutually agreed to by the Parties.
“Estimated Closing Date Adjusted SAP Surplus” has the meaning set forth in Section 1.3.
“Estimated Closing Date Statement” has the meaning set forth in Section 1.3.
“Estimated Closing Date Adjusted Tangible Net Worth” has the meaning set forth in Section 1.3.
“Existing Reinsurance Contracts” has the meaning set forth in Section 2.16(a).
“Facility” means any building, plant, structure, fixture or other improvement on any Real Property.
“Financial Statements” has the meaning set forth in Section 4.8(h).
Exhibit A - 5

“Fraud” means, with respect to a Party, (i) willful misconduct in the performance of its covenants or obligations under this Agreement or the Transaction Documents or (ii) an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article 2Article 3 or Article 3 (as applicable); provided, that such actual and intentional fraud of such Party shall only be deemed to exist if the Seller or the Buyer (as applicable) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Party pursuant to, in the case of the Seller, Article 2, or in the case of the Buyer, Article 3, were actually breached when made, with the express intention that the other Party rely thereon to its detriment. For purposes of this definition, the Seller shall only be deemed to have actual knowledge if the individuals identified in the definition of “Knowledge of the Seller” actually have such knowledge.
“GAAP” means generally accepted accounting principles as in effect in the United States as of the date of the subject financial statement, consistently applied and utilizing the accounting principles, methods and practices consistent with the Acquired Companies’ historic past practice.
“Governmental Entity” means any: (a) national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government or (b) agency, division, bureau, department, or other political subdivision of any of the foregoing.
“Hazardous Substance” means petroleum, gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum by-products, polychlorinated biphenyls, asbestos, nano-particles and any other chemicals, compounds, elements, materials, substances or wastes that are currently defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “infectious medical waste,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “hazardous air pollutants,” “pollutants,” or “contaminants” in or under any Environmental Law, and any other material, substance or waste for which liability or standards of conduct are imposed under Environmental Law, including materials exhibiting the characteristics of ignitability, corrosivity, reactivity or toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances under any applicable Environmental Law.
“Holding Company System Act” shall mean provisions of a jurisdiction’s insurance laws governing control over a domestic insurer, transactions between domestic insurers and affiliates and registration of domestic insurers.
“Indemnified Party” has the meaning set forth in Section 7.5(a).
“Indemnified Party Claim” has the meaning set forth in Section 7.5(a).
“Indemnified Party Claim Notice” has the meaning set forth in Section 7.5(a).
“Indemnity Escrow Account” has the meaning set forth in Section 1.4(c)(ii).
“Indemnity Escrow Amount” means $400,000, plus any interest accrued thereon in accordance with the Escrow Agreement.
“Indemnity Escrow Release Date” has the meaning set forth in Section 7.3(i).
“Independent Accountant” means Deloitte LLP or another nationally recognized independent accounting firm chosen jointly by the Parties; provided, that in the event that Deloitte LLP has not agreed to act as the Independent Accountant and the Parties are unable to agree on an alternative Independent Accountant, each of the Parties shall select an accounting
Exhibit A - 6

firm and cause such two accounting firms to mutually select a third independent accounting firm to act as the Independent Accountant.
“Insurance Claims” means registered and open claims against commitments, binders, policies, guarantees, closing protection letters, insured closing letters, or closing services letters issued or written by an Acquired Company.
“Insurance Costs” means the total premium, underwriting costs and due diligence fees, brokerage or placement fees, premium Taxes and fees, and any other fees, costs, Taxes or expenses incurred, paid or payable in connection with obtaining the R&W Insurance Policy.
“Insurance Policies” has the meaning set forth in Section 2.17.
“Insurance Regulator” means, with respect to any jurisdiction, any Governmental Entity charged with supervising and regulating the business of insurance companies in such jurisdiction.
“Intellectual Property” means any and all intellectual property rights and all other proprietary rights in Technology, worldwide, whether registered or unregistered, including all rights in, to, or under: (a) patents, copyrights, copyrightable works, mask work rights, confidential information, trade secrets, database rights, proprietary information, materials, and any other information related to the development, marketing, pricing, distribution, cost, and sales of services, including business plans and service roadmaps, (b) trademarks, trade names, service marks, service names, brands, trade dress and logos and all goodwill and activities associated therewith, (c) domain names, domain name registrations, rights of privacy and publicity and moral rights, (d) rights in computer software programs and software systems, in both source code and object code format, including information and data compilations, compilers, data files, application programming interfaces, user interfaces, manuals and other specifications and documentation, and (e) any and all registrations, applications in any jurisdiction, all extensions and renewals, adaptations, derivations, and combinations thereof, recordings, licenses, common-law rights, statutory rights and contractual rights relating to any of the foregoing.
“Intercompany Agreement” means a Contract between an Affiliate of the Acquired Companies (other than any Acquired Company), on the one hand, and any Acquired Company, on the other hand.
“IP Contracts” has the meaning set forth in Section 2.14(e).
“IRS” means the United States Internal Revenue Service.
“IT Systems” means the hardware, Software, data communication lines, network and telecommunications equipment and appliances, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed and controlled by any Acquired Company (or by the Seller for use in such Acquired Company’s business).
“Knowledge of the Seller” means the actual (and not constructive or imputed) knowledge, after reasonable inquiry, as of the date on which a representation is made, of Ben Allison, Elizabeth Blake, Nathan Bossers, Cheryl Cowherd, Christine Herman, Keith Lewis, Rob Noce, Lauren Richmond, Cameron Seymore and David Townsend.
“Laws” means any federal, state, national, local or foreign statute, law, treaty, rule, code, regulation or ordinance of any Governmental Entity, including the rules of any applicable stock exchange.
Exhibit A - 7

“Liens” means any lien, mortgage, security interest, attachment, levy, charge, claim, restriction, imposition, pledge, easement, covenant, encroachment, encumbrance, conditional sale or title retention arrangement, or any other interest in property or assets (or the income or profits therefrom) designed to secure the repayment of debt, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.
“Losses” has the meaning set forth in Section 7.2(a).
“Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the properties, liabilities, business, prospects, results of operations or financial condition of the Acquired Companies, taken as a whole; provided, however, that none of the following, or any change, event, occurrence or development resulting or arising from the following, will constitute, or will be considered in determining whether there has occurred, a “Material Adverse Effect”:
(a)changes in conditions in the United States or global economy or capital, credit or financial markets generally, including changes in interest or exchange rates;
(b)changes in GAAP or applicable Law (or in interpretations thereof);
(c)changes in general legal, tax, regulatory, political or business conditions in the jurisdictions in which any Acquired Company operates;
(d)the negotiation, execution, announcement or performance of this Agreement, the Transaction Documents or the consummation of the transactions contemplated herein or therein, including the identity of the Buyer, the impact thereof on relationships, contractual or otherwise, between any Acquired Company and customers, Governmental Entities, tenants, suppliers, vendors or lenders;
(e)any action taken by the Seller or any of the Acquired Companies (i) that is required, contemplated or permitted pursuant to this Agreement or any Transaction Document or (ii) with the written consent, or at the direction, of the Buyer;
(f)any failure, in and of itself, to meet revenue or earnings projections, forecasts or predictions, whether such projections, forecasts or predictions were made by any Acquired Company, the Seller or any of their respective advisors or representatives or any independent third parties (it being understood that the underlying cause of any such failure shall not be excluded under this clause (f) from being considered in determining whether a Material Adverse Effect as occurred);
(g)earthquakes, hurricanes, floods or other natural disasters or acts of God, acts of war (including the current war between the Russian Federation and Ukraine and any escalations or new participants therein), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or occurring after the date of this Agreement;
(h)pandemics (including the COVID-19 pandemic) or disease outbreaks or any escalation or worsening of any stoppages or shutdowns, or any response of any Governmental Entity (including COVID-19 Measures);
except, in the case of clause (a) or (c), to the extent such change, event, occurrence or development disproportionately and adversely affects the Acquired Companies, taken as a whole, compared to similar companies operating in the same industry.
Exhibit A - 8

“Material Contracts” has the meaning set forth in Section 2.16(a).
“Multiemployer Plan” means a Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.
“Equity Interests” has the meaning set forth in the Recitals.
“Off-The-Shelf Software” means any generally commercially available software that (i) has not been customized by a third party for an Acquired Company; (ii) is licensed through nondiscriminatory, standard terms pursuant to shrink-wrap, click-wrap, click-through, or similar non-exclusive licenses; and (iii) is used solely for the internal business operations of the Acquired Companies for a one-time license fee of less than $100,000 per license or an ongoing license fee of less than $50,000 per year.
“Objection Notice” has the meaning set forth in Section 1.7(b).
“Operational Covenants” mean the covenants set forth in Sections 4.1(b)(vi), (vii)(F), (viii), (x) or (xxvii) (solely with respect to the items set forth in Sections 4.1(b)(vi), (vii)(F), (viii) or (x)); provided, however, that for purposes of this definition the inclusion of clause (vii)(F) of Section 4.1(b) shall be limited to hirings to fill vacancies for which the cost is greater than the cost of the terminated Company Service Provider.
“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.
“Party” and “Parties” have the meaning set forth in the preface.
“Payoff Letters” has the meaning set forth in Section 1.6(a).
“Permits” has the meaning set forth in Section 2.7(b).
“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP or SAP, as applicable, and, to the extent required by GAAP or SAP, as applicable, provided for in the Financial Statements, (b) Liens arising in the ordinary course of business (including materialman’s, warehousemen’s, mechanic’s, repairman’s, landlord’s and other similar Liens) and securing payments arising or incurred in the ordinary course of business and not yet due and payable and for which adequate reserves have been established in accordance with GAAP or SAP, as applicable, and, to the extent required by GAAP or SAP, as applicable, provided for in the Financial Statements, (c) restrictive covenants, easements and defects, imperfections or irregularities of title or other Liens of public record that do not, individually or in the aggregate, materially interfere with the ownership or operation of the Assets, including, without limitation, the occupancy or use of the Real Property for the purposes for which the Real Property is currently used by the Acquired Companies, (d) purchase money Liens and Liens securing rental payments under capital lease arrangements incurred in the ordinary course of business and not yet due and payable and for which adequate reserves have been established in accordance with GAAP or SAP, as applicable, and, to the extent required by GAAP or SAP, as applicable, provided for in the Financial Statements, (e) Liens that may arise by virtue of any actions taken by or on behalf of the Buyer, its Affiliates or their successors or assigns, (f) Liens arising under any covenant, condition, restriction, exception, reservation, limitation or other matter of public record that do not materially impair or interfere with the operations of or result in any material liability to any of the Acquired Companies, including, without limitation, the occupancy or use of the Real Property for the purposes for which the Real Property is currently used by the Acquired Companies, (g) Liens arising under any covenant,
Exhibit A - 9

condition, restriction, exception, reservation, limitation or other matter not of public record as to which no material violation or encroachment exists that do not materially impair or interfere with the operation of or result in any material liability to any of the Acquired Companies and that do not materially impair or interfere with the occupancy or use of the Real Property for the purposes for which it is currently used by the Acquired Companies and that do not materially impair or interfere with the occupancy or use of the Real Property for the purposes for which it is currently used by the Acquired Companies, (h) rights of any Governmental Entity to regulate an Asset, that do not impair the use or value of such Asset in any material respect and that do not materially impair or interfere with the occupancy or use of the Real Property for the purposes for which it is currently used by the Acquired Companies and that do not materially impair or interfere with the occupancy or use of the Real Property for the purposes for which it is currently used by the Acquired Companies, (i) Liens to which the fee simple interest (or any superior leasehold interest) in any Real Property is subject, provided that such Liens are identified on Section A-1 of the Disclosure Schedule, (j) Liens arising pursuant to any Debt of the Acquired Companies or the Contracts relating thereto and (k) any Liens identified on Section A-1 of the Disclosure Schedule.
“Person” means any individual, corporation, association, general partnership, limited partnership, joint venture, trust, association, firm, organization, company, business, entity, union, society, government (or political subdivision thereof) or governmental agency, authority or instrumentality.
“Personal Data” means (a) information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household; or (b) “personally identifiable information,” “personal data,” “nonpublic personal information,” “personally identifiable financial information,” or when referring to a Data Protection Requirement, has the same meaning as the similar or equivalent term as defined thereunder.
“Post-Closing Adjustment Amount” has the meaning set forth in Section 1.7(a).
“Post-Closing Tax Period” means any taxable period or portion thereof beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.
“Privacy Policies” means all published, posted, and internal policies, procedures, agreements and notices relating to the Acquired Companies’ collection, use, storage, protection, disclosure, disposal, or cross-border transfer of Personal Data.
“Proceeding” means an action, complaint, petition, suit, proceeding or arbitration, whether civil, criminal or regulatory.
“Producer Agreements” has the meaning set forth in Section 2.29.
“Producers” has the meaning set forth in Section 2.29.
“Purchase Price” has the meaning set forth in Section 1.3.
“R&W Insurance Policy” means a representations and warranties insurance policy to be issued by Euclid Transactional, LLC or its Affiliates, which provides coverage for the benefit of
Exhibit A - 10

the Buyer or its designee as the named insured for breaches of certain of the representations and warranties of the Seller set forth in Article 2.
“R&W Retention Amount” means an amount equal to the initial retention amount under the R&W Insurance Policy.
“Real Property” has the meaning set forth in Section 2.12(b).
“Real Property Leases” has the meaning set forth in Section 2.12(b).
“Reference Adjusted SAP Surplus” means $27,000,000.
“Reference Adjusted Tangible Net Worth” means $3,000,000.

“Related Persons” has the meaning set forth in Section 2.25.
“Restructuring” has the meaning set forth in the Recitals.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State, or any applicable Governmental Entity.
“SAP” means, with respect to the Acquired Insurance Companies, the statutory accounting practices and procedures prescribed or permitted by the applicable Insurance Regulator in the jurisdiction in which such company is domiciled, as in effect at the relevant time.
“SAP Surplus” means, as of the applicable time, the total net admitted surplus of ANTIC as determined in accordance with SAP.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the preface.
“Seller Parent” has the meaning set forth in the preface.
“Seller Parent Indenture” means the Indenture, dated as of November 5, 2020, among Seller Parent, Finance of America Funding LLC, U.S. Bank National Association and the subsidiary guarantors thereunder.
“Seller 401(k) Plan” has the meaning set forth in Section 4.5(g).
“Seller Benefit Plan” means a Benefit Plan (i) sponsored, maintained or contributed to by the Seller or a Subsidiary or Affiliate of the Seller (other than any of the Acquired Companies) for the Company Service Providers or (ii) sponsored or maintained by any Acquired Company not exclusively for the Company Service Providers.
“Senior Notes” means the 7.875% Senior Notes due 2025 under the Seller Parent Indenture.
“Software” means any and all computer programs, operating systems, applications systems, firmware or software code of any nature, whether operational or under development, including all object code, source code, executable code, data files, rules, algorithms, definitions
Exhibit A - 11

or methodology derived from the foregoing, and any derivations, updates, enhancements and customizations of any of the foregoing, and any related processes, know-how, APIs, user interfaces, command structures, menus, buttons and icons, flow-charts, and related documentation, build scripts, test scripts, operating procedures, methods, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation therefor, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.
“Straddle Period” means a taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.
“Sufficiency Representation” shall have the meaning ascribed to such term in Section 2.13.
“Tax” and “Taxes” means all United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, escheat, unclaimed property, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security, unemployment and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges in the nature of a tax, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest.
“Tax Benefit” has the meaning set forth in Section 7.3(f).
“Tax Return” means any report, return, information return or other information required to be supplied to a Governmental Entity in connection with Taxes, including any return of an affiliated, combined or unitary group.
“Taxing Authority” means any Governmental Entity with the power to levy or collect Taxes.
“Technology” means any and all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software (in both source code and object code format), firmware, computer hardware, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.
“Third Party Reinsurance Contracts” has the meaning set forth in Section 2.16(a).
“Title Agent License” has the meaning set forth in Section 2.27(a).
Exhibit A - 12

“Total Adjusted Assets” means the total assets of the Acquired Companies, excluding ANTIC, prepared in accordance with GAAP, minus goodwill, minus intangible assets, minus any intercompany receivables, and minus deferred tax assets.
“Total Adjusted Liabilities” means the total liabilities of the Acquired Companies, excluding ANTIC prepared in accordance with GAAP, minus intercompany payables, minus deferred tax liabilities, plus any Debt items not currently reflected on the balance sheet.
“Transaction Deductions” means, without duplication, any deduction permitted for income Tax purposes attributable to Transaction Expenses.
“Transaction Documents” means each other document, agreement and certificate delivered under and pursuant to this Agreement.
“Transaction Expenses” means (i) the unpaid costs, fees and expenses owed by the Acquired Companies as of the Closing Date to their respective attorneys, financial advisors, accountants and other advisors in connection with this Agreement, (ii) any Change in Control Payments, and (iii) fifty percent (50%) of the Insurance Costs.
“Transition Services Agreement” has the meaning set forth in the Recitals.

Exhibit A - 13

Exhibit B
Restructuring Transactions
1.All of the equity interests of Incenter Appraisal Management LLC will be transferred from BNT to Seller or an Affiliate of Seller (other than the Acquired Companies).
2.The real property owned by Ava 2025 LLC and the equity interests in Ava 2025 LLC shall be sold to a third party prior to Closing or otherwise transferred to Seller or an Affiliate of Seller (other than the Acquired Companies).
3.All of the equity interests of Trusted Land Transfer LLC will be transferred from ANTIC to Seller or an Affiliate of Seller (other than the Acquired Companies).
4.All intercompany payables and intercompany receivables shall be resolved and any ongoing obligations in respect thereof shall be discharged.
5.All of BNT’s equity interests in Haven Tusk Joint Venture will be transferred from BNT to a third party prior to Closing or otherwise transferred to Seller or an Affiliate of Seller (other than the Acquired Companies).

Exhibit B

Exhibit C
Transition Services Agreement

To be added post-Closing in accordance with Section 4.16.
Exhibit C

Exhibit D
Estimated Closing Date Calculation

Exhibit D

Exhibit E
Binder Agreement

Exhibit E

Exhibit F
Purchase Price Allocation Schedule

Pursuant to Section 4.8(h), the Parties agree that the Purchase Price (as determined for tax purposes) shall be allocated among the assets of BNT and its Subsidiaries (other than BNT Title Company of California) for all tax purposes (including, without limitation, for purposes of Section 1060 of the Code and the Treasury Regulations promulgated thereunder) in a manner consistent with the following methodology. The listing of a class of assets in the table below does not mean that such class of assets is applicable to the transaction.

Asset Class	Example of Includible Assets	Amount to be Allocated Per Class
Class I Assets	Includes cash and certain deposit accounts.	An amount equal to the actual amount of cash or deposits purchased by the Buyer.
Class II Assets	Includes certain actively traded property, certificates of deposit and foreign currency.	An amount equal to the net book value determined in accordance with GAAP of such assets as of the Closing Date.
Class III Assets	Includes accounts receivable and certain assets regularly marked-to-market.	An amount equal to the net book value determined in accordance with GAAP of such assets as of the Closing Date.
Class IV Assets	Includes inventory and other stock in trade.	An amount equal to the net book value determined in accordance with GAAP of such assets as of the Closing Date.
Class V Assets	Includes property, plant, and other equipment.	An amount equal to the net book value determined in accordance with GAAP of such assets as of the Closing Date.
Class VI Assets	Code Section 197 intangibles, except goodwill and going concern value.	An amount equal to the net book value determined in accordance with GAAP of such assets as of the Closing Date.
Class VII Assets	Goodwill and going concern value.	The remaining balance of the Purchase Price (as determined for tax purposes).
Exhibit F